As filed with the Securities and Exchange Commission on November 3, 2000

                          Registration Number 333-43658


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No. 2)


                        VISUALMED CLINICAL SYSTEMS CORP.
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                 (Name of small business issuer in its charter)


                 Nevada                                  7373                               Applied For
   ------------------------------------    ---------------------------------      ---------------------------------
   ------------------------------------    ---------------------------------      ---------------------------------
        (State or jurisdiction of            (Primary Standard Industrial         (I.R.S. Employer Identification
     incorporation or organization)          Classification Code Number)                        No.)

        391 Laurier Street West, Montreal, Quebec H2V 2K3, (514) 274-1115
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 -------------------------------------------------------------------------------
 (Address and telephone number of principal executive offices and principal place of business)



                            Eric P. Littman, Esquire
               7695 S.W. 104th Street, Suite 210, Miami, FL 33156
                    Tel: (305) 663-3333; Fax: (305) 668-0003
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                                    As soon as  practicable  after the  effective  date of
Approximate date of proposed sale to the public:    this Registration Statement
             -------------------------------------------------------

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

CALCULATION OF REGISTRATION FEE

------------------------------ ---------------------------- ---------------------------- ----------------------------
Title of Class of Securities   Amount of Securities to be      Maximum Amount to be         Registration Fee (2)
      to be Registered               Registered (1)                 Registered                   (In U.S. $)
                                                                    (In U.S. $)
------------------------------ ---------------------------- ---------------------------- ----------------------------
------------------------------ ---------------------------- ---------------------------- ----------------------------

Common Stock,                                   19,002,785                   66,510,000                       20,000
$0.001 par value

(1)     This  registration statement  covers 19,002,785  shares,   which may  be
        offered from time to time by selling stockholders.

(2) Based on the average of the high and low sales prices of the Registrant's common stock as quoted by the National Quotation Bureau Pink Sheets on August 3, 2000 as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS COVER



                        VISUALMED CLINICAL SYSTEMS CORP.

                     Up to 19,002,785 Shares of Common Stock
--------------------------------------------------------------------------------

         The selling security holders of our Company listed on page 35 under the caption "Selling Security Holders" may offer and resell up to an aggregate of 19,002,785 shares of our common stock under this prospectus.

         The selling security holders may sell the shares of common stock at any time at any price. We will not receive any proceeds from the resale of these securities. We have agreed to pay the expenses of this offering.

         See "Risk Factors" beginning on page 4 of this prospectus for a discussion of certain factors that you should consider before investing.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


         This prospectus is dated November ____ 2000.


                                TABLE OF CONTENTS
Item                                                                                                             Page


FORWARD LOOKING STATEMENTS........................................................................................1


SUMMARY INFORMATION...............................................................................................2


FINANCIAL SUMMARY INFORMATION.....................................................................................3


RISK FACTORS......................................................................................................4


USE OF PROCEEDS...................................................................................................5


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........................................................5


DESCRIPTION OF BUSINESS...........................................................................................6


MANAGEMENT'S DISCUSSION AND ANALYSIS.............................................................................19


DESCRIPTION OF PROPERTY..........................................................................................24


LEGAL PROCEEDINGS................................................................................................24


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................25


EXECUTIVE COMPENSATION...........................................................................................29


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................31


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................35


SELLING SECURITY HOLDERS.........................................................................................35


DESCRIPTION OF SECURITIES........................................................................................39


PLAN OF DISTRIBUTION.............................................................................................41


FINANCIAL STATEMENTS....................................................................................43 (F1-F21)


LEGAL MATTERS....................................................................................................44


REPORTS TO SECURITY HOLDERS......................................................................................44

                                     PART I




FORWARD LOOKING STATEMENTS

         This registration statement contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. These factors are described in the section "Risk Factors" and elsewhere in this prospectus. The following information is selective and qualified in its entirety by the detailed information (including financial information and notes) appearing elsewhere in this prospectus. This summary of certain provisions of the prospectus is intended only for convenient reference and does not purport to be complete. The entire prospectus should be read and carefully considered by prospective investors before making a decision to purchase common stock.

SUMMARY INFORMATION

         References in this document to "We" or the "Company" refer to VisualMED Clinical Systems Corp. and/or VisualMED Clinical System Inc.

The Company:

         We were formerly known as Cherry Tree Capital Corp. We were incorporated in the State of Florida on October 4, 1996. Effective January 29, 1999, we were reincorporated in the state of Nevada. We were basically inactive until May 9, 2000 when we entered into an Exchange Agreement (the "Agreement") with VisualMED Clinical Systems Inc., a private Canadian corporation ("VisualMED Canada") and its shareholders. Pursuant to that agreement, we agreed to issue to the shareholders of VisualMED Canada 19,002,785 common shares (the "Shares") in exchange for all of the issued and outstanding shares of VisualMED Canada. As a result, VisualMED Canada became our wholly owned subsidiary and thereafter we changed our name to VisualMED Clinical Systems Corp. ("VisualMED U.S."). Our shares are currently listed for trading on the National Quotation Bureau Pink
Sheets under the trading symbol "VSMD". Our principal executive offices are located at 391 Laurier Street West, Montreal, Quebec H2V 2K3 and our telephone number is (514) 274-1115. We are authorized to issue 50,000,000 shares of common stock, $0.001 par value (the "Common Shares"). At June 30, 2000 there were 13,330,000 common shares issued and outstanding.


The Offering:

|X|      Shares Outstanding Prior to Offering:                13,330,000
|X|      Shares Outstanding After the Offering:               22,332,785

         As of June 30, 2000 we had 13,330,000 shares of common stock issued and outstanding. This offering is comprised of the 19,002,785 shares, which are to be issued pursuant to the Agreement. Upon the issuance of the 19,002,785 shares, the 10,000,000 common shares in the voting trust, referred to in page 31 will be cancelled.

FINANCIAL SUMMARY INFORMATION

         The information set forth below has been derived from the financial statements of VisualMED Canada. It should be read in conjunction with and is qualified in its entirety by reference to these financial statements and notes included elsewhere in this registration statement. This summary financial information has been prepared in accordance with accounting principles generally accepted in the United States, and is expressed in Canadian dollars, which is both the functional and reporting currency of VisualMED Canada.


Operating Data:

----------------------------------------------- -------------------- -------------------- -----------------------
                                                 Nine Month Period       Year Ended         Cumulative Period
                                                Ended June 30, 2000  September 30, 1999   from December 1, 1997
                                                        ($)                  ($)           (Date of Inception)
                                                                                             to June 30, 2000
                                                                                                   ($)
----------------------------------------------- -------------------- -------------------- -----------------------
----------------------------------------------- -------------------- -------------------- -----------------------

Revenues                                                          -                    -                       -

Research and Development Expenses                         1,798,193              579,902               2,378,095

Net Loss                                                (4,730,992)            (938,959)             (5,669,951)

Loss Per Share                                               (0.35)               (0.02)

RISK FACTORS

         An investment involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Prospective investors, prior to making an investment in the securities, should consider carefully the following risk factors and the other information included in this prospectus.


History of Operating Losses:

         Since our inception, we have accumulated net losses of approximately $5.7 million. Since we do not have current revenues and expect to incur substantial costs for research and development, and business development, we expect losses to continue for the foreseeable future. These losses may be significant. There is no assurance that we will ever be profitable.


Need for Additional Capital:

         Since we expect to incur substantial costs for research and development, and to implement our business plan, we intend to seek additional financing during the next 12 months to meet these needs. Additional financings may come in the form of contractual arrangements with corporate partners, financing through convertible debentures and lines of credit. The Company must obtain additional financing to fund our operations, until commercial sales generate sufficient cash flows.

         The Company's cash requirements may vary materially depending on our rate of development, research and development results, competitive and technological advances and other factors. If adequate funds are not available, we may be required to significantly curtail operations or obtain funds by entering into collaboration agreements, which may contain unfavorable terms. Our inability to raise capital would have a material adverse effect on our business, financial condition, and operations.

         To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to the shareholder value of our common stock. Such equity securities may have rights, preferences, and privileges senior to those of our common stock holders. There can be no assurance that additional capital will be available on terms favorable to our company or its shareholders.

         The Company has no credit facility or other committed sources of capital. There can be no assurance that any additional financing will be available or, if available, will be on favorable terms. If we are unable to obtain additional financing, it may have an adverse material effect on our ability to survive.

USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Securities by the Selling Security Holders pursuant to this prospectus.




MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information:

         The Company's common stock is currently listed for trading on the National Quotation Bureau Pink Sheets under the symbol VSMD and began trading April 25, 2000. The following table shows the quarterly low and high bid information for our common stock from that date through October 26, 2000.


---------------------------------------- ----------------- ----------------
                 2000                        Low Bid          High Bid
                                               ($)               ($)
---------------------------------------- ----------------- ----------------
---------------------------------------- ----------------- ----------------

Second Quarter                                       5.00            10.00
Third Quarter                                        3.50             7.00
Fourth Quarter                                       2.75             3.75


         Market quotations reflect inter dealer prices, without retail markups, markdown or commissions and may not necessarily reflect actual transactions.


Holders:

         As of August 1, 2000, there were approximately 50 holders of record of the common shares of the Company.


Dividend Policy:

         Since its incorporation, the Company has not paid any dividends to the holders of its common shares. There are no restrictions limiting the ability of the Company to pay dividends on its common shares. However, the Company does not expect to declare or pay dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

General:

         The Company's strategy is to develop effective and affordable clinical software solutions. The Company creates informatics tools, which it believes will revolutionize the practice of hospital and office-based medicine. The Company's state-of-the-art expert clinical system is called the "VisualMED System". The VisualMED system is affordable because it is a Personal Computer based system on a server network. Competitors' products are generally mainframe computer systems, which are more expensive and harder to customize to the individual hospital. The VisualMED System can communicate with existing hospital systems and provide integrated data on patients.

         Until recently, modern information and data storage systems have largely ignored the clinical needs of North American hospitals. Though management information systems have been developed for use in connection with the administrative side of healthcare, clinical information systems to assist doctors and nurses in patient-care delivery are largely nonexistent. In particular, the information systems that currently exist in the hospital environment are not clinical tools but rather are focused upon the reporting of numerical data or images and the maintenance of demographic records. The VisualMED System is designed to fill this void in the market.


The Development of the VisualMED System:

         Dr. Arthur Gelston, the current President and Chief Science Officer of the Company developed the prototype system in 1994. The prototype system is a Physician Order Entry System known as "POES". Dr. Gelston conceived the prototype system as the result of more than twenty years of clinical experience. Dr. Gelston has studied and practiced at some of North America's most prestigious medical centers, such as the New York Hospital and the North Shore University Hospital in Long Island, both teaching hospitals affiliated with Cornell University.

         The prototype system has been in continuous operation at McGill University's Royal Victoria Hospital in Montreal for the past six years. Dr Gelston designed the prototype system as a clinical tool to support effective decision-making through the integration of available nursing, pharmaceutical, demographic and laboratory data. The prototype system provided physicians with empirical data and cost information at the time of decision-making. This allowed them to practice evidence-based medicine and raise the standard of care. Rapidly accepted by physicians, nurses and paramedics, the prototype system was shown to reduce medication errors and costs, while increasing personnel efficiency. As a result of user satisfaction, its use was extended to three medical wards at the Royal Victoria Hospital.

     Dr. Gelston founded VisualMED Canada in December 1997. In 1998, building upon the prototype system previously developed by Dr. Gelston, the Company began to develop the VisualMED System. Unlike the prototype, the VisualMED System runs on a Windows platform. This innovation became possible with the introduction of more flexible software platforms and more robust networking solutions. The Company has developed a system that, in its view, is unparalleled at present by any existing clinical software in terms of flexibility and ease of use. The VisualMED System provides physicians with an intuitive, user-friendly and ergonomic expert support system.

         At present, the VisualMED System is in the Beta testing phase at the Montreal Heart Institute. Similar tests are expected to begin in the spring of 2001 at the Sainte Justine Children's Hospital in Montreal. Both of these institutions are internationally renowned tertiary care teaching hospitals affiliated with the University of Montreal. The quality of these sites will have a bearing on market acceptance.

         Once commercialized, the Company believes that its suite of software will usher in a new era of clinical informatics, based upon the application of previously unavailable technologies. The Company's suite of software will conform to the speed and reliability criteria of the healthcare informatics environment, which previously have not been adequately addressed. The use of higher level programming languages, such as Delphi 5, among others reduces development time and costs to the client institution.

         To the best knowledge of the Company, the VisualMED System is the only one of its kind to include an expert physician order entry function that has been proven in a PC environment.


The VisualMED System:

         The VisualMED System is a suite of software that allows physicians and other medical professionals to make informed decisions more rapidly and effectively in the areas of diagnosis and therapy. This is accomplished by presenting decision support in real time in the context of the order entry process. The VisualMED System suite is an expert system that integrates information, such as laboratory, demographic and clinical data as well as prescription information from the pharmacy. Data accessed using the VisualMED System is presented to the physician in the clinical context of a particular case. Only those portions of the data relevant to the current situation are displayed on screen. The key features of the VisualMED System are:


Data collection feature

         The VisualMED System replaces paper-based recording as well as clinical data entry.



Management, administration and scheduling features

         Through the integration of laboratory, demographic and nursing data downloaded from existing systems or direct data entry by healthcare professionals, the VisualMED System facilitates information management within the hospital. Information is readily accessible to all administrative staff and medical professionals. This enhances the efficient flow of information throughout the hospital. From an administrative perspective, this allows the system administrator to perform quality control audits in real time. Rather than waiting months for clinical data to become available, as is the case with existing systems, administrators can review clinical practice, costs and performance almost instantaneously. Changes in policies and practices may thus be instituted in a timely manner. Scheduling and booking of appointments for patients within the hospital are facilitated by the integration of all pertinent data into a centralized scheduling system. From a medical perspective, the VisualMED System provides medical professionals with easy access to vital information, which might otherwise be overlooked despite its clinical significance, such as serious drug interactions, dosage errors or critical abnormal results.

Expert content feature

         The VisualMED System provides physicians with important suggestions to the most viable methods of treatment in a given situation. Equipped with state-of-the-art pharmaceutical and clinical guides, the system provides real clinical support to medical professionals. The VisualMED System contains the full repertory of prescription drugs and costs, allowing physicians to make cost-efficient judgments. The VisualMED System provides physicians with the preferred diagnostic and therapeutic alternatives to treat patients. However, it allows the physician to make the final decision in drug prescription.

         The VisualMED System consists of specialized modules that are designed to respond to the clinical needs of the individual medical and surgical specialties. A hospital will use all or some of the modules depending on its mission. The hospital can customize and adapt the system to its own needs and to the needs of certain particular wards. The VisualMED System is suitable for use in teaching hospitals, general hospitals or community hospitals.

         The VisualMED System software is installed on database and application servers that communicate with Windows NT workstations connected to the hospital's local area network (LAN). It is possible to send test requests to the hospital's laboratory systems, receive laboratory and image results, and link to an existing pharmacy inventory system.



The VisualMED System Modules:

         The following are modules in the VisualMED System software suite:

------------------------- --------------------- ------------------------ ---------------------- ----------------------
        Product            Status of Product         Expected Date        Estimated Costs to     Date when Revenues
                                                     Available for         Commercial Sales     are First Anticipated
                                                    Commercial Sale      (After July 1, 2000)
                                                                             In Canadian $
------------------------- --------------------- ------------------------ ---------------------- ----------------------
------------------------- --------------------- ------------------------ ---------------------- ----------------------

VisualMD                  85% complete (1)      First Quarter 2001                     500,000  First Quarter 2001

VisualSURGEON             75% complete          February 2001                          150,000  March 2001

VisualNURSE               50% complete          First Quarter 2001                     300,000  First Quarter 2001

VisualONCOLOGY            50% complete          January 2002                           300,000  March 2002

VisualER                  50% complete          June 2001                              300,000  September 2001

VisualADMIN               45% complete          February 2001                          300,000  March 2001

VisualPHARMACY            40% complete          June 2002                              300,000  September 2002

VisualCHART               30% complete          June 2002                              300,000  September 2002

VisualBOOK                0% complete           January 2002                            90,000  March 2002

VisualPROF                0% complete           January 2003                           600,000  March 2003

VisualOR                  0% complete           January 2003                           600,000  March 2003

(1)      VisualMD is the core module of the VisualMED system.


VisualMD

         VisualMD is the core module of the VisualMED System. It is an electronic order entry system for doctors. It eliminates all handwritten paper orders. The VisualMED System tracks patient records and clinical activities in real time. Up to date laboratory results, X rays, nursing inputs, and prescriptions are available to the medical staff. Diagnosis-based physician orders can be prescribed with just one keystroke. Prescriptions are legible and dosages are calculated on the basis of individual patient parameters. VisualMD reviews all prescriptions and suggests alternative courses of therapy based on local practice standards. Physician prescriptions are transmitted directly to the Kardex, care plan and hospital pharmacy. Clinical signs, diabetic flow sheets, and input and output data contribute information to the system.
Physicians are alerted by the system before critical situations develop. Continuity of care is assured from patient admission through discharge and beyond because the information required to care for the patient is always at the fingertips of the healthcare team.

VisualNURSE

         VisualNURSE eliminates duplicate charting and verification of formerly paper based data entry. Data recording by physicians and nurses is seamlessly integrated. Nurses know the information they record is not lost in a paper chart, but immediately feeds back on the physician's medical prescription. VisualNURSE can be used to equitably distribute the nursing workload because it is possible to determine the amount of work involved in caring for patients with specific diagnoses. Nurses use VisualNURSE to maintain the nursing hospital record, which is available for discharge planning and medical and paramedical consultation. A unique user interface allows individual nursing units to schedule and determine nursing duties in a flexible manner specific to the medical specialty of each particular ward.

VisualSURGEON

         VisualSURGEON is an expert electronic surgical order entry system designed for use on multiple surgical wards and departments of a hospital. VisualSURGEON functions similarly to VisualMD except that it is adapted to surgical practice.

VisualONCOLOGY

         VisualONCOLOGY is an expert electronic physician order entry system designed for use on the oncology ward of a hospital already using the VisualMED System. VisualONCOLOGY functions similarly to VisualMD except that it is tailored to the practice of oncology. VisualONCOLOGY maintains the various chemotherapeutic protocols in an easy-to-use graphic format. Automatic safety overrides prevent inadvertent dosing errors. VisualONCOLOGY stores custom-selected information to file, facilitating the work of the Protocol Data Manager. The Protocol Data Manager is responsible for collating thousands of data results for patients enrolled in chemotherapy trials. VisualONCOLOGY allows the Protocol Data Manager to survey the course of therapy and look for unforeseen side effects and results of treatment.

VisualER

         VisualER is an expert electronic physician order entry system designed for use in the Emergency department of a hospital. VisualER functions similarly to VisualMD. However VisualER is tailored to the Emergency department's medical and surgical practice. It contains emergency protocols to facilitate rapid order entry in a busy department. VisualER contains screens showing the diagnostic and therapeutic progress of a patient through his or her stay. The physician is able to rapidly judge if a patient needs a more in-depth assessment. The physician can review the overall needs and situation of the Emergency department at any given time. This is especially important during periods when the Emergency department is very busy.


VisualCHART

         VisualCHART is an electronic patient record that contains all information pertinent to a patient's hospitalization. VisualCHART replaces the paper patient record and is accessible to all members of the ward team, including doctors, nurses, consultants, clerks, dieticians, physiotherapists, social workers and students.

VisualOR

         VisualOR is a scheduling and order-entry system for use in the operating and recovery departments, linked with VisualMD and VisualSURGEON on the hospital wards. Linked to one central system, all the departments share the identical electronic patient record. Seamless continuity of care is assured as the patient is physically moved from one area of the hospital to another. The VisualOR scheduling feature allows for the effective booking of the operating room theater, taking into account personnel needs and medical supplies.

VisualPHARMACY

         VisualPHARMACY is an electronic pharmacy inventory system. VisualPHARMACY is linked to an adverse drug reactions database and a pharmaceutical clinical guide. It shares data with the other modules of the VisualMED System and has a unique user interface allowing for the development of local prescription algorithms for use in the clinical pharmacy. VisualPHARMACY verifies medication dose, frequency, and administration route according to demographic, laboratory, and diagnostic criteria. This is an important factor in the enhanced safety profile provided by the VisualMED System. Each prescription is validated by the pharmacy service.

VisualBOOK

         VisualBOOK is an electronic scheduling system for patient examination and imaging visits in the hospital. VisualBOOK assures maximum flexibility in physician and patient scheduling. Booking among multiple clinics, wards, laboratories and the emergency department is possible. VisualBOOK automatically notifies the physician of periodic preventive care activities such as flu shots, immunizations or mammographies.

VisualPROF

         VisualPROF is a teaching tool containing virtual patients and data for use by trainees and students in a teaching hospital setting.

VisualADMIN

         VisualADMIN is an electronic record that integrates the VisualMED System's medical, laboratory, imaging, and administrative and demographic data. VisualADMIN regroups all clinical data emanating from within the same institution and makes this data available to clinical users throughout the facility. Relevant data is also accessible in any module of the VisualMED System in such a manner that only the information that is relevant to a particular application is displayed at the time of use.


Benefits of the VisualMED System:

         The Company believes implementation of the VisualMED System has the following benefits:

Enhanced patient safety

         The VisualMED System improves prescription management. This should lead to a reduction in dosage errors and potential drug conflicts. The risk of human filing and transcription errors should be reduced through the standardization of data entry. The VisualMED System will notify physicians of abnormal critical results.

Reduction of costs

         The  VisualMED   System  presents  the  least  expensive   prescription
alternatives to physicians in any given case. It always displays prescription costs to the prescriber at the time of order entry. The prototype system installed at the Royal Victoria Hospital has been documented to result in a 29% savings in prescription costs. The VisualMED System discourages unnecessary test repeats by prompting the user about tests previously performed. The system is designed to reduce administrative workload and reduce cost by more efficient use of resources.

Increased efficiency

         The VisualMED System saves physicians, nurses and other medical professionals time by significantly reducing their paperwork. It also provides all medical personnel with easy access to patient information. It facilitates communication among the medical personnel. It allows medical staff to spend more time with their patients. The implementation of the system may be done rapidly and with little disruption because the VisualMED System is easy to learn.

Enhanced quality control and administration

         Personnel activity, medical data, and cost efficiency can be monitored in real time. Problems are detected and resolved more rapidly. The modules of the VisualMED System conform to industry standards, permitting links to be established with existing software.

Training

         The training module of the system enhances the students' learning process by increasing their exposure to clinical materials.

Research and Development Activities:

         During the fiscal year ended September 30, 1999, VisualMED Canada spent $580,000 for research and development activities. During the nine-month period ended June 30, 2000, VisualMED Canada spent $1,800,000 on research and development activities.

Intellectual Property:

         VisualMED Canada has made an application for a patent registration in connection with the VisualMED System. VisualMED Canada has also made an application in both Canada and the United States for the registration of its trademark "THE WIRELESS HOSPITAL" for use in connection with the VisualMED System.


Principal Suppliers:

         The Company is not dependent upon any one particular supplier for the supply of materials and equipment relating to the manufacture of the VisualMED System software.


Industry Profile:

         The introduction of software solutions in clinical medicine has been slow. Institutional software was initially developed for use in the areas of hospital administration, personnel scheduling and pharmacy inventory. Clinical medicine is complex. Until recently, only mainframe systems, which are expensive to develop and maintain, could generate screens rapidly enough for convenient access by the user. Moreover, the mainframe systems are not flexible because users cannot customize the screens. The evolution of local area networks (LAN) and of the personal computers (PC) they support has changed this. The introduction of the acceptably stable Windows platforms has set the foundation for a revolution in clinical informatics. Therefore, it is going to be much easier to expand the use of electronic charting in critical care hospitals. Currently, leading suppliers of hospital informatics solutions have focused on the development of laboratory tools and have not fully focused on the demands of physicians.


The Market for the Company's Product:

         There are over 10,000 hospitals and long-term care centers in the United States, Canada, South America and Western Europe. To the Company's knowledge, only a few North American institutions have experimented with electronic order entry. The Company feels that the use of electronic order entry and electronic charting will become more prevalent in the healthcare industry in the upcoming years as institutions begin to demand more clinically oriented software. Hospitals are under pressure to increase efficiency and prevent deaths from clinical errors. Hospitals need a tool to monitor quality control. To accomplish this, they need the audit trails provided by systems such as the VisualMED System. There is a need to practice evidence-based medicine using the latest available information. The Company feels it has developed a product that effectively addresses all these needs.

Competition

         In the view of the Company, the healthcare information systems market is competitive, rapidly evolving and subject to rapid technological change. However, to the best knowledge of the Company, there are very few companies which offer software that competes directly with the VisualMED System. The Company believes that its competitive advantage is that the VisualMED System is Personal Computer based. Principal competitors offer mainframe-based information systems. The VisualMED System is more flexible, user-friendly and comprehensive. The VisualMED System enjoys a price advantage over competing mainframe-based systems.

The Company's Design and Marketing Program

         The Company has assembled an experienced design team. The Company has access to a host of experienced consultants in the medical, nursing, paramedical and informatics fields, with whom the principals of the Company have worked for a number of years. The Company's marketing staff, currently under the direction of the Vice President of Sales and Marketing will consist of 7 persons responsible for the marketing of the VisualMED System in Canada and the United States. At present, the Company is in the advanced stages of discussions with several potential clients in North and South America, but has not yet concluded any sales. The commercialization of the system outside of North America will be handled by current marketing staff or through joint venture and marketing agreements with third parties. The Company is in the advanced stages of negotiations relating to the establishment of joint ventures in both Brazil and Panama.


Employees:

         As of June 30, 2000, VisualMED Canada and its affiliates had 34 full-time employees.


Risk Factors Related to the Company's Business:

General Economic Conditions

         The Company is subject to risks generally inherent in the operation of a business. These include, for example, inflation and increases or decreases in interest rates, which may impact upon the profitable operation of the Company. The Company is also subject to specific risks such as decrease in computer equipment prices, increases and decreases in salaries of software development personnel, increases and decreases of hospital care costs, and increases and decreases in drug prices.

Changes in the Healthcare Industry

         The Company operates in the healthcare industry, which is highly regulated and is subject to changing political, economic, and other regulatory influences including the U.S. Food and Drug Administration "FDA".

Competition and Technology

         The Company has developed what it believes to be unique software. However, there is no assurance that another company with more financing and which is better established in the industry will not develop software, which will compete with the Company's software. In addition, as technology is rapidly changing, there is no assurance that such competing company will not develop software, which renders the Company's software obsolete.

Competition

         The Company is entering into the market for healthcare information systems, which is competitive, rapidly evolving and subject to rapid technological change. The Company believes that the principal competitive factors in this market include technology, functionality, reliability, ease of use, and depth, breadth of the system. Certain competitors of the Company have greater financial, technical, product development, marketing and other resources than VisualMED. Some of its competitors offer products that it does not offer. The Company's principal existing competitors include Cerner Corporation, Shared Medical Systems Corporation, IDX Systems Corporation, McKesson HBOC Inc., Eclipsys Corporation, and others. Certain competitive actions or possible product developments by competitors may have a material adverse effect upon the operations of the company.

Uncertainty of Commercialization

         The VisualMED System is still in development stage and has yet to achieve substantial commercial acceptance in order to maintain itself on internal cash flow. This version of the VisualMED System is new. The system has yet to prove itself in a practical work environment and has yet to obtain wide spread professional acceptance, although the Company's prototype system has proven itself at the Royal Victoria Hospital in Montreal.

Limited Marketing Capabilities

         VisualMED's operating results will depend to a large extent on its ability to successfully market the VisualMED System. The Company currently has limited marketing capability. It intends to hire additional sales and marketing personnel and enter into distribution and marketing joint ventures and other agreements to market the VisualMED System.

Long Lead Time in Implementing Contracts

         The  process of  identifying  a  potential  customer,  entering  into a contract, obtaining and installing hardware and implementing the VisualMED software is lengthy. The process is expected to take at least several months and perhaps longer. Implementation of the VisualMED System requires specialized personnel and special training. VisualMED currently has limited staff and outside consultants' availability for implementation. As demand for implementation increases, the Company will have to hire additional staff and train these people or consultants, which may cause delays in completion of certain sales.

Proprietary Technology May Be Subjected to Infringement Claims or May Be Infringed Upon

         The Company relies upon a combination of trade secrets, copyright and trademark laws, license agreements, confidentiality procedures, employee non-disclosure agreements and technical measures to maintain the trade secrecy of its proprietary information. The Company has filed patent applications or copyrights covering its software technology. Nonetheless patent protection in software is not totally reliable. As a result, the Company may not be able to protect against misappropriation of its intellectual property. In addition, the Company could be subject to intellectual property infringement claims as the number of competitors grows and the functionality of its products overlaps with competitive offerings. These claims, even if without merit, could be expensive to defend. If the Company becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property.

Key Personnel

         As with all knowledge-based companies, certain personnel are important. Departure of certain key employees may have an adverse effect upon the company. The Company maintains key-man life insurance in the amount of $1 million Canadian on the following key employees, Gerard Dab, Arthur Gelston and Richard Le Hir.

Product Related Liabilities

         The Company's products provide critical information for providing healthcare to patients. Although no such claims have been brought against the Company to date regarding injuries related to the use of its products, such claims might occur in the future. Although the Company employs numerous safeguards and backups, there can be no guarantee that extreme unforeseen circumstances may arise that can cause product failure and result in damages. Although the Company maintains product liability insurance coverage in an amount that it believes is sufficient for its business, there can be no assurance that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. A successful claim brought against the Company, which is uninsured or under-insured could materially harm its business, results of operations or financial condition.

System Errors and Warranties

         The Company's systems are very complex and employ state of the art technology, which may be new to the healthcare industry. As with new and complex systems, they may contain errors, especially when first introduced. Although the Company conducts extensive testing, it may still discover software errors in its products after their introduction. Failure of a client's system to meet these certain performance criteria could constitute a material breach resulting in contract cancellation, which could require the Company to take corrective action or result in damages in possible lawsuits. The Company's contract will generally limit the Company's liability arising from such claims but such limits may not be enforceable in certain jurisdictions.

Limited Public Market Exists for the Company's Common Stock

         At the present time, there is a limited public market for our common stock. We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"). However, we cannot assure that we will be able to obtain such a listing. The Over the Counter market ("OTC") differs substantially from national and regional stock exchanges. The OTC market operates through the communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange. The securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broker-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required to obtain listing of securities on any of the public trading markets, including the OTCBB. The Company does not have a market maker for its securities. If we are able to obtain a market maker for its securities, it may obtain a listing on the OTCBB or develop a trading market for our common stock. However, we may be unable to locate a market maker that will agree to sponsor its securities. Even if we do locate a market maker, there is no assurance that its securities will be able to meet the OTCBB requirements or that the securities will be accepted for OTCBB listing.

Stock Price May Be Volatile

         The trading price of our common stock may be volatile. The market for our common stock may experience significant price and volume fluctuations in response to a number of factors including this being a new stock listing which has yet to develop an established following, variations in operating results, changes in expectations of future financial performance, changes in estimates of securities analysts, governmental regulatory action, healthcare reform measures, client relationship developments and other factors, many of which are beyond our control. As well, these factors may influence the trading price, the time in the development of the Company's product, the ability to debug problems efficiently, market acceptance, sales, favorable and unfavorable publicity and acceptance by healthcare professionals.

         In recent months, the stock market in general, and the market for software, healthcare and high technology companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance or potential of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of actual operating performance or potential.

If Future Shares Are Issued, Present Investors' Per Share Value May Be Diluted

         Our Articles of Incorporation authorize the issuance of a maximum of 50,000,000 shares of common stock, $0.001 par value. At the conclusion of this Offering there will be 22,332,785 shares of common stock issued and outstanding after cancellation of the 10,000,000 common shares in the voting trust. The authority of our Board of Directors to issue additional stock without shareholder consent may have a depressive effect on the market value of our stock.

The Company Has Never Paid Dividends

         As a new business, we have never paid dividends and we do not anticipate declaring or paying any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be subject to covenants contained in loan or other financing documents we may execute. Accordingly, there can be no assurance that cash dividends of any kind will ever be declared or paid.


Exchange Rate Data:

         Unless otherwise specified or the context otherwise requires, all dollar amounts in this prospectus are in Canadian dollars. The following table sets forth certain exchange rates to convert from Canadian into U.S. dollars calculated daily at 4:00 pm in London, based on the spot closing rates as provided by Reuters.

-------------------------------------------------------------------------------------------------------------------
                                                 High for the     Low for the                     Average for the
                                                    period          period        End of period       period
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

Nine-Month Period ended June 30, 2000               0.6974          0.6634           0.6749           0.6809
Year ended September 30, 1999                       0.6883          0.6425           0.6805           0.6655
Year ended September 30, 1998                       0.7293          0.6327           0.6552           0.6903
Year ended September 30, 1997                       0.7514          0.7150           0.7232           0.7301
Year ended September 30, 1996                       0.7523          0.7218           0.7341           0.7327
Year ended September 30, 1995                       0.7479          0.7016           0.7424           0.7272

MANAGEMENT'S DISCUSSION AND ANALYSIS

         This discussion and analysis should be read in conjunction with VisualMED Canada financial statements and accompanying notes included. Operating results for the year ended September 30, 1999 and the nine months ended June 30,2000 are not necessarily indicative of results that may occur in future periods. All figures are in Canadian dollars.

         Except for the historical information contained herein, this discussion contains forward-looking statements that involve risks and uncertainties. When used, the words "believe", "anticipate", "expect", "estimate" and similar expressions are intended to identify such statements. There can be no assurance that these statements will prove to be correct. VisualMED Canada's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section. VisualMED Canada undertakes no obligation to update any of the forward-looking statements contained herein to reflect any future events or development.


Background and Basis of Presentation:

         On May 9, 2000, Cherry Tree Capital Corp., a non-operating company with immaterial net assets acquired 100% of the outstanding common shares of VisualMED Clinical Systems Inc. ("VisualMED Canada"). Effective May 10, 2000, Cherry Tree Capital Corp. was renamed VisualMED Clinical Systems Corp. ("VisualMED U.S."). The acquisition resulted in the owners and management of VisualMED Canada having effective operating control of the combined entity. The exchange ratio is approximately 0.3 common share of VisualMED U.S. for 1 common share of VisualMED Canada. Pursuant to this agreement, 19,002,785 shares are to be issued and to be qualified by this registration statement.

         The acquisition has been accounted for as a capital transaction in substance, rather than a business combination. The acquisition is equivalent to the issuance of stock by VisualMED Canada for the net monetary assets of VisualMED U.S., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse acquisition accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (VisualMED U.S.), are those of the "legal acquiree" (VisualMED Canada).


Results Of Operations:

Revenue

         As of June 30, 2000, the Company is still in the development stage and does not have any revenues from sales.

Research and Development

         Research and development expenses were $1,800,000 for the nine months ended June 30, 2000 compared to $265,000 in the similar period last year, and $580,000 for the year ended September 30, 1999. This increase is the result of hiring more software development professionals.

General and Administrative

         General and administrative expenses for the nine months ended June 30, 2000 were $3,396,000 compared to $198,000 in the similar period last year, and $516,000 for the year ended September 30, 1999. The major components of General and Administrative expenses were salaries, marketing, professional fees, and general office. The increase for the nine-month period was related to the development of business infrastructure and corporate finance advice.

Interest on Loans

         Interest on loans was $44,000 for the nine months ended June 30, 2000 compared to $12,000 in the similar period for last year and $20,000 for the year ended September 30, 2000. Both increases were due to loan increases.

Depreciation

         Depreciation expense was $101,000 for the nine months ended June 30, 2000 compared to $23,000 for the similar period last year and $34,000 for the year ended September 30, 1999. This reflects increases in computer equipment.

Net Loss

         Net  loss for the  nine  months  ended  June  30,  2000 was  $4,730,000 compared to a net loss of $401,000 for the similar period last year, and $939,000 for the year ended September 30, 1999. The increased net losses reflect the acceleration in research and development activities, marketing, business development, and corporate finance advice.


Liquidity and Capital Resources:

         During the year ended September 30, 1999, VisualMED Canada obtained $1,200,000 in loans; $1,000,000 was used in operating expenses and $200,000 was used in purchase of capital assets which comprise mainly of computer equipment.

         During the nine months ended June 30, 2000 VisualMED Canada raised $6,360,000 through sale of share capital, convertible securities and notes payable, of which $1,652,000 represented deposits towards subscription for shares in VisualMED U.S. With the proceeds from share issuance, VisualMED Canada repaid $1,129,000 in loans from the previous year, purchased capital assets comprising mainly of computer equipment for $480,000 and incurred $4,750,000 in expenditures, to develop the VisualMED software and building business infrastructure, leaving a cash balance of $1,000 on June 30, 2000. Subsequent to June 30,2000, an additional $1,400,000 will be received from tax credits and the Quebec Government.

         As of October 2000, to meet its cash needs, the Company obtained bridge financing and $1,000,000 in advances from shareholders. By September 30,2000, we estimated there will be $1,500,000 in income tax credits receivables. Loans secured by income tax credits are available. As of October 2000, we borrowed $375,000 secured by tax credits.

         The Company has received an indication of interest from Canadian venture capital firms to raise between $4,000,000 and $10,000,000 by the end of this year. The Company has not entered into any formal written agreement with the venture capital firms and will not do so until this offering is complete. There is no assurance, however, that we will be able to reach an agreement with the venture capital firms or that additional monies will be raised for the Company.

         Innovatech Grand Montreal, a public corporation in Montreal created by the Quebec Government to finance high tech startups, and a large shareholder of the Company has advanced the company $750,000 and has indicated interest to invest an additional $1,500,000 in the Company. However, there is no assurance that Innovatech will make the investment in the Company.

         We anticipate receiving $500,000 for the Lakeshore General Hospital sale by year-end. We anticipate having contract signings on the sale of three VisualMED systems by January 2001. There are two other hospital systems sales that are in advanced stages of negotiations. Upon contract signing, one third of the sale is due and the balance of the contract is available for bank financing.

         With our ability to borrow against tax credits which we currently have and will receive over the next six months, and a receivable from the Quebec Government of approximately $750,000 which we estimate will be paid in December 2000, and other commitments, the Company believes it will have sufficient cash flows to operate for an additional six months. In order to survive beyond that time, the Company will need to raise additional funds and/or capital until it has achieved a level of sales adequate to support the Company's cost structure. The Company is engaged in ongoing discussions and negotiations with various potential investors to obtain the necessary financing to execute its business plan. Additional financings may come in the form of contractual arrangements with corporate partners, financing through convertible debentures and lines of credit. The Company must obtain additional financing to fund its operations until commercial sales can generate sufficient cash flows. We are confident that we will be able to obtain the necessary financing. However, there can be no absolute assurance that additional financing will be available on favorable terms.

         Revenues from budgeted sales of $15 million for 2001, is expected to start in early 2001. The Company generally requires an upfront payment of one-third to one-half of the software sale and the balance due upon acceptance by customer, subject to a ten percent holdback. Short-term bank loans are also available to finance installation of software, if required. If the Company is able to obtain the two financings mentioned above and can achieve its sales budget, by 2002, the Company expects to have positive cash flows and sufficient operating capital to continue as a going concern without the need for additional financing in 2002.


Plan of Operations:

         As of June 30, 2000, the Company was still in the development phase and expects to move to the commercial phase, first quarter 2001, subject to any unforeseen events or delays. Since July 2000, the VisualMD core module has been running in Beta test mode in an adult care environment at the Montreal Heart Institute. We expect to complete this phase of Beta testing at the Montreal Heart Institute during first quarter of 2001.

         In February 2001, the Sainte Justine's Children's Hospital will be a Beta test site for pediatric specialty care. This will validate the VisualMED System for use in a children care environment.

         We will continue with ongoing development of the VisualMED System and expect to spend net $600,000 per month on development, administration and marketing. By Spring 2001, the core module, VisualMD and a key module VisualNURSE will be completed.

         We  expect to be able to start  commercial  shipment  of the  VisualMED
System in the first quarter of 2001. It will offer basic order entry and decision support functions. There are other non-essential modules of the VisualMED System, which are optional and address the needs of specific medical departments. These will be developed over the next three years, at an average of four modules per year. Additional functions may be added to the VisualMED modules over time.

         The Company is planning to launch a comprehensive marketing campaign in both the United States and Canada. We expect to start selling VisualMED systems at prices ranging from $2,000,000 to $5,000,000 U.S. depending on the complexity and size of specific client sites, starting the first quarter of 2001. To date, one commercial sale that is contingent upon the customer obtaining a Canadian government grant has been signed. This sale to the Lakeshore General Hospital in Montreal is for $2 million. The Company has budgeted $15 million in sales for 2001 and expects to start receiving cash from sales starting in March 2001.


Impact of the Prototype System:

         The Company is in the process of developing an advanced expert physician order entry system for hospitals. This system is developed using many of the ideas and feedback from the prototype system developed at McGill University's Royal Victoria Hospital.

         The VisualMED System software currently being developed is a new system, which is more advanced and sophisticated than the prototype system, Physician Order Entry System known as "POES", at the Royal Victoria Hospital. The VisualMED System features a new computer platform, a new language and different codes and ultimately constitutes a new work, which is different from the Physician Order Entry System at the Royal Victoria Hospital. In a signed document dated December 23, 1999, McGill University and the Royal Victoria Hospital have acknowledged that they hold no rights over the VisualMED System. In the unlikely event they were to hold rights, they have undertaken to assign such rights to the Company.


Recent Developments:

         In September 2000, VisualMED Clinical Systems Corp. entered into a strategic alliance with Ericsson Canada Inc., Agilent Technologies Canada Inc., Locus Dialogue and the Montreal Heart Institute for the development of a wireless hospital registic solution. Hospital registic solution refers to the collective information technologies used for processing, communicating, updating and conserving clinical data. VisualMED's clinical software, combined with Ericsson's telecommunication technologies, Agilent's medical device technologies and Locus Dialogue's speech recognition technologies will allow the development of a new integrated hospital registic solution. This new, innovative, mobile and wireless product is both speech activated and self-training. In addition, the device is a data processing system to which a wide range of medical hardware and software can be attached.

     On October 2, 2000, Gerard Dab, Chairman of the Board of VisualMED Clinical Systems Corp. announced the appointment of two new members to the Company's Board of Directors, Paul McNelis and Louis J. Lombardo. Paul McNelis is an Economics Professor at Georgetown University in Washington, D.C. Louis J. Lombardo was Executive Vice President, Client Service Delivery for American
Express Travel Related Services Company. He is currently President of Lombardo Consulting, L.P., and is working as a management and operational consultant for American Express in New York.

         On October 19, 2000, VisualMED Clinical Systems Corp. announced that it signed a memorandum of understanding to create a new entity that will market and distribute its products in Spanish speaking America and the Caribbean. VisualMED International S.A., or VMISA will be based in Panama. VMISA will be 51% owned by VisualMED and 49% owned by Conar Business International S.A. or CBI, a Panamanian venture capital firm formed to incorporate and operate the new entity. CBI's initial investment will be a minimum of $3 million U.S., upon beginning of the operation, which is expected to be no later than January 1, 2001.

         VMISA will be the exclusive distributor of all VisualMED products for Mexico, Central America, all of South America except Brazil, and the Caribbean (including Puerto Rico but excluding the French territories). VMISA will also have the exclusive right to license VisualMED products in these areas with prior written approval.




DESCRIPTION OF PROPERTY

         As of March 31, 2000, the Company leased the following premises:

             Location                              Area                          Purpose              Expiry Date
----------------------------------- ----------------------------------- -------------------------- -------------------
----------------------------------- ----------------------------------- -------------------------- -------------------
391 and 397 Laurier West                    2,700 square feet                 Office space             March 2003
Montreal, Quebec                             (Approximately)

393 Laurier West                            1,300 square feet                 Office space             March 2003
Montreal, Quebec

395 Laurier West                            1,600 square feet                 Office space             March 2003
Montreal, Quebec




LEGAL PROCEEDINGS

         To the best of our knowledge, we are not a party to any pending legal proceeding. We are not aware of any contemplated legal proceeding by a governmental authority involving us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers:

         Our Articles of Incorporation provide that we shall have a minimum of one (1) director on the board at any one time. Any vacancies are filled by a majority vote of the remaining directors then in office. Each of the directors listed below will hold office until the next annual meeting of our shareholders or until the election of his successor, unless he resigns or his office becomes vacant by removal, death or other cause.

         Our directors and executive officers are as follows:

----------------------------- ------- --------------------------------------------------------------------------------
Name                          Age     Positions

----------------------------- ------- --------------------------------------------------------------------------------
----------------------------- ------- --------------------------------------------------------------------------------

Dr. Arthur Gelston            51      President, Chief Science Officer, Director

Gerard Dab                    53      Chairman, Director

Richard Le Hir                53      Senior Vice-President and Chief Executive Officer, Director

Joseph Mah                    48      Vice President Finance and Chief Financial Officer

Barry Scharf                  55      Vice President Client Services

Robert Cohen                  42      Vice President Sales and Marketing

Dr. Linda McHarg              55      Director

Dr. Linda Snell               49      Director

Richard Borenstein            34      Director

Caroline Singleton            47      Director

Paul D. McNelis               53      Director

Louis J. Lombardo             56      Director



     Mr. Gerard Dab served as the Company's President and Secretary in 1998. He has served as the Company's Chairman of the Board since 1999. Mr. Dab founded Dab Communications Inc. in 1992 and served as its President until 1997. Mr. Dab is a business executive with more than twenty year's experience in international marketing and has supervised marketing communications for several information management companies. He has developed and continues to maintain an extensive network of contacts in the field of healthcare communications throughout the world.

     Dr. Arthur Gelston has served as the Company's President, Chief Science Officer, and Director since 1999. Prior to assuming this position, since 1990, Dr. Gelston was a Senior Physician at Royal Victoria Hospital in Montreal. From 1988 to 1999, Dr. Gelston also served as the Director of Medical Clinics of the Department of Medicine at Royal Victoria Hospital.

     Mr. Richard Le Hir has served as the Company's Chief Executive Officer and Director since December 1999. Mr. Le Hir is an attorney and business executive with 25 years of senior management and strategic planning experience in some of Canada's largest corporations and trade associations. Between 1995 and 1999, Mr. Le Hir served as Senior Advisor, Value Management and Business Strategies at Miri-Valorex in Montreal. He was a member of the Quebec Government's National Assembly from 1994 to 1998. Between 1991 and 1994, Mr. Le Hir was the President and General Manager of the Quebec Manufacturers' Association. Between 1989 and 1994 he was the Vice President and General Manager of the Quebec Division of the Canadian Manufacturers' Association.

     Mr. Joseph Mah, C.A. has served as the Company's Vice President of Finance and Chief Financial Officer since January 2000. He is a senior financial executive with over twenty five years' experience in finance, financial management, and strategic planning. Between 1993 and 1999, Mr. Mah was Chief Financial Officer of Desmarais Capital Corporation and Hubstar Inc. in Montreal. He was the Director of Finance at Canada Steamship Lines Inc. in Montreal from 1991 to 1992. Mr. Mah has also worked at Deloitte and Touche for four years and Abbott Laboratories (Canada) for seven years.

     Mr. Robert Cohen has served as the Company's Vice President of Sales and Marketing since October 1999. He is a healthcare information sales and marketing executive with more than ten years' experience in the field. He was the Director of Sales at a4 Health Systems in Cary, North Carolina, from February 1998 to September 1999. From June 1997 to February 1998, Mr. Cohen was the Region Sales and Operations Manager at Fisher Scientific in Raleigh. Mr. Cohen was the Eastern Region Sales Manager for Park Medical Systems in Philadelphia from February 1995 to March 1997. Between November 1993 and February 1995, Mr. Cohen served as Product Manager, Central Atlantic Region at General Electric Medical Systems in Pittsburgh.

     Mr.  Barry  Scharf has served as the  Company's  Vice  President  of Client
Services since February 2000. He is an executive with more than twenty-five years experience in informatics and medical informatics. He was Chief Operating Officer from 1998 to January 2000 at Integraware, a division of Phoenix International Life Sciences Inc. in Montreal. He was responsible for developing and marketing software solutions to accelerate drug development. Mr. Scharf was President and Co-Founder of Novasygma Consulting Group Inc. in Montreal in 1998. Between 1996 and 1997 he was General Manager and Services Manager at Lanvista in Montreal. Mr. Scharf was Vice President Professional Services and Application Sales of Computertime Network in Montreal between 1986 and 1996.

     Dr. Linda McHarg has served as a Director of the Company since May 1999. Since 1990 to present, Dr. McHarg has been a Senior Nursing Educator at Vanier College in Montreal. Dr. McHarg has a diverse background in nursing, teaching and psychology with more than thirty years' experience in the field of nursing.

     Dr. Linda Sara Snell has served as a Director of the Company since May 1999. Since 1998 to present, she has served as the Director of the Division of General Internal Medicine at the McGill University Health Center in Montreal. Since 1990 to present, she has been a Senior Physician at the Royal Victoria Hospital in Montreal. Since 1989 to present, Dr. Snell has been an Associate Professor at the Department of Medicine at McGill University in Montreal.

     Mr. Richard Borenstein has served as a Director of the Company since January 2000. He is a business executive with ten years experience in the field of informatics, telecommunications and international manufacturing. Since 1999 to present, he has served as Senior Vice President of Worldwide Sales at Onesoft Corporation in McLean, Virginia. From 1997 to 1999, Mr. Borenstein was Vice President Corporate Sales, North America for Mpact Immedia/Bell Emergis in Montreal. From 1996 to 1997, he was Director Corporate Sales, North America for the same company. Between 1993 and 1996, Mr. Borenstein was Partner and Vice President Sales at Michael Phillips in Montreal.

     Ms. Caroline Singleton has served as a Director of the Company since May 2000. Ms. Singleton is also a Director of TouchTunes Music Corporation, Nova Expertises Solutions, Math Engine Canada and "Centre de Promotion de Logiciels Quebecois". During her twenty-year career in the field of informatics, she has developed and managed systems for astrophysics, electrical energy, telecommunications, and medical and banking technologies. Since 1997 to present she has served as Vice President Information Technologies and Telecommunications, at Innovatech Grand Montreal, a public corporation in Montreal created by the Quebec Government to finance high tech startups. During the period from 1995 to 1997, Ms. Singleton was President and Senior Consultant of Tordion Consulting, in Montreal.

     Professor Paul D. McNelis has served as a Director of the Company since October 2000. From 1990 to present, he has been a Professor of Economics at Georgetown University in Washington D.C. Professor McNelis holds extensive experience as an advisor on monetary policy to central banks and other policy-making bodies in the United States as well as many other countries around the world. He has focused in particular on the macroeconomic aspects of risk in financial markets and has a broad understanding of ethical issues.

     Mr. Louis J. Lombardo has served as a Director of the Company since October 2000. From 1985 to 1998, Mr. Lombardo was Executive Vice President, Client
Service Delivery for American Express Travel Related Services Company in New York. Since 1998 to present, he has served as President of Lombardo Consulting, L.P., and is working as a management and operational consultant for American Express in New York. During his 35 years at American Express, Mr. Lombardo's responsibilities included international risk management, global fraud, customer service and cross-selling programs in the U.S.


Significant Employees:

     Robert Chafetz, age 44, has served as the Company's Director of Systems Development since 1998. Mr. Chafetz worked at Metagent Inc. in Laval, Quebec between September 1996 and 1998. While at Metagent Inc., Mr. Chafetz was the Informatics Project Leader and Lead Programmer for several projects. Between September 1993 and August 1996, Mr. Chafetz worked at the Center for Information Technologies Innovation, Industry Canada in Laval, Quebec as a Researcher in Performance Support Systems.


Family Relationships:

     Gerard Dab is married to Dr. Linda McHarg.


Involvement in Certain Legal Proceedings:

     To the best knowledge of the Company, no officer, director, promoter or control person of our Company has been involved in any legal proceeding that would be material to an evaluation of the ability or integrity of such person in this capacity.

EXECUTIVE COMPENSATION

     The following table depicts all-plan and non-plan compensation awarded to, earned by or paid to the named executive officer of the Company for the period indicated:

                                                Annual Compensation                     Long Term          Total
                                                                                      Compensation    (in Canadian $)

 Name and Principal    Year Ended       Salary           Bonus        Other Annual      Restricted
      Position          September   (in Canadian $)   (in Canadian    Compensation      Stock Award
                        30, 1999                           $)        (in Canadian $)  (in Canadian $)
                           (1)
---------------------- ------------ ---------------- --------------- ---------------- ---------------- ---------------
---------------------- ------------ ---------------- --------------- ---------------- ---------------- ---------------

Richard Le Hir         1999         N/A (2)          N/A             N/A              N/A              N/A
Director, Senior
Vice President and
Chief Executive
Officer

Gerard Dab             1999         0                0               119,165          0                119,165
Chairman

Arthur Gelston         1999         75,000           0               37,000           0                112,000
Director, President
and Chief Science
Officer

Joseph Mah             1999         N/A (2)          N/A             N/A              N/A              N/A
Vice President of
Finance and Chief
Financial Officer

Barry Scharf           1999         N/A (2)          N/A             N/A              N/A              N/A
Vice President
Client Services

Robert Cohen           1999         N/A (2)          N/A             N/A              N/A              N/A
Vice President Sales
and Marketing

Chafye Nemri Chief     1999         11,667           0               0                0                11,667
Executive Officer (3)

(1)      There were no operations prior to the year ended September 30, 1999.

(2) Richard Le Hir, Joseph Mah, Barry Scharf, and Robert Cohen were hired subsequent to September 30, 1999.

(3) Chafye Nemri was Chief Executive Officer from August 30, 1999 to December 7, 1999. He was paid a salary of $29,167 and a severance salary of $30,000 after September 30, 1999.


Option Grants in Last Fiscal Year:

 Name & Principal          Year
     Position              Ended            Number of        Percentage of       Exercise Price      Expiration Date
                       September 30     VisualMED Canada     Total Options      (Canadian$/Share)
                                         Options Granted      Granted to
                                               (1)           Employees in
                                   Fiscal Year
-------------------- ------------------ ------------------ ------------------ ---------------------- -----------------
-------------------- ------------------ ------------------ ------------------ ---------------------- -----------------

Gerard Dab                 1999                   528,000              42.3%                   0.50  Feb. 15, 2009
Chairman

Arthur Gelston             1999                   528,000              42.3%                   0.50  Feb. 15, 2009
President and
Chief Science
Officer

(1)    The options in VisualMED Canada are convertible into options in VisualMED
       U.S. The exchange ratio is 0.3 option of VisualMED   U.S. for 1 option of
       VisualMED Canada.


Employment Agreements:

         VisualMED Canada has Employment Agreements with Mr. Gerard Dab, Dr. Arthur Gelston and Mr. Richard Le Hir. The Executives' Employment Agreements have a fixed term of seven years, ending March 13, 2007. The Employment Agreements will be renewed if the parties accept. The annual salary of the Executives is $180,000, subject to reevaluation twice per year. The Executives are entitled to bonuses and options conditional to the Company's reaching certain sales criteria. If the Agreement is terminated by VisualMED Canada prior to the end of the term, VisualMED Canada shall pay an amount representing the base salary for the remaining period of the contract, taking into account the twice per year evaluations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners Prior to Offering:

         As of June 30, 2000 we had 13,330,000 common shares issued and outstanding. The following table lists the person(s) who, to our knowledge beneficially owned more than five percent (5%) of our common shares as of June 30, 2000.

---------------------------- --------------------------------------- ------------------- --------------------
      Title of Class          Name and Address of Beneficial Owner   Amount and Nature    Percent of Class
                                                                       of Beneficial
                                                                           Owner
---------------------------- --------------------------------------- ------------------- --------------------
---------------------------- --------------------------------------- ------------------- --------------------

Common shares, par value     Mr. Richard Le Hir                       10,000,000 shares               75.02%
$0.001                       8360 Pelletier                                held under a
                             Brossard Quebec J4X 1N9                   voting trust (1)
                             Canada

Common shares, par value     Mile High Group                                  1,750,000               13.13%
$0.001                       711 Forest Park Drive
                             Deland, Florida 32720


(1) The voting trust was established pursuant to a letter agreement (the "Letter Agreement") between Richard Le Hir and VisualMED Canada, dated May 9, 2000, whereby Richard Le Hir was appointed as the voting trustee in respect of these shares. Pursuant to the Letter Agreement, Richard Le Hir shall hold said shares of the Company for the benefit of all of the shareholders of VisualMED Canada for the purpose of maintaining control of the Company until (i) the registration of the Securities pursuant hereto in favor of the shareholders of VisualMED Canada; and
         (ii) the issuance to such shareholders of a number of common shares of the Company that represents a majority of all of the issued and outstanding shares of the Company, at which time the shares will be redeemed by the Company for $100.

Security Ownership of Certain Beneficial Owners After Offering:

---------------------------- --------------------------------------- ------------------- --------------------
      Title of Class          Name and Address of Beneficial Owner   Amount and Nature    Percent of Class
                                                                       of Beneficial
                                                                           Owner
---------------------------- --------------------------------------- ------------------- --------------------
---------------------------- --------------------------------------- ------------------- --------------------

Common shares, par value     Mile High Group                                  1,750,000                7.84%
$0.001                       711 Forest Park Drive
                             Deland, Florida 32720

Common shares, par value     Innovatech Grand Montreal                        2,511,946               11.25%
$0.001                       2020 University
                             Suite 1527
                             Montreal Quebec H3A 2A5
                             Canada

Common shares, par value     Mr. Philippe Panzini                             1,080,215                4.84%
$0.001                       32 rue des Archives
                             75004 Paris
                             France


Security Ownership of Management After Offering:

         The following table sets out the number of common shares and vested options to purchase our common shares which will be beneficially owned by our directors and executive officers at the conclusion of this offering and after the redemption of the 10,000,000 common shares currently held by Richard Le Hir.

---------------------------- --------------------------------------- ------------------- --------------------
      Title of Class          Name and Address of Beneficial Owner   Amount and Nature    Percent of Class
                                                                       of Beneficial
                                                                           Owner
---------------------------- --------------------------------------- ------------------- --------------------
---------------------------- --------------------------------------- ------------------- --------------------

Common shares, par value     Mr. Gerard Dab                              6,566,990  (1)               29.41%
$0.001                       267 Metcalfe
                             Westmount Quebec
                             H3Z 2H6
                             Canada

Common shares, par value     Dr. Arthur Gelston                          6,041,640  (2)               27.05%
$0.001                       790 Rockland
                             Outremont Quebec H2V 2Z6
                             Canada

Common shares, par value     Mr. Richard Le Hir                            617,572  (3)                2.76%
$0.001                       8360 Pelletier
                             Brossard Quebec J4X 1N9
                             Canada

Common shares, par value     Mr. Joseph Mah                                 92,357  (4)                0.41%
$0.001                       349 Masse
                             LaSalle Quebec H8P 3P9
                             Canada

Common shares, par value     Mr. Robert Cohen                                7,500  (5)                0.03%
$0.001                       21567 Coronado Avenue
                             Boca Raton Florida 33433

Common shares, par value     Mr. Barry Scharf                               35,357  (6)                0.16%
$0.001                       10 Malta
                             Dollard des Ormeaux Quebec H9B 2J6
                             Canada

Common shares, par value     Dr. Linda McHarg                                   356,572                1.60%
$0.001                       267 Metcalfe
                             Westmount Quebec
                             H3Z 2H6
                             Canada

Common shares, par value     Dr. Linda Snell                                      3,000                0.01%
$0.001                       12 Trafalgar Place
                             Montreal QC H3H 1A9
                             Canada

Common shares, par value     Richard Borenstein                                 401,406                1.80%
$0.001                       240 East 86th Street #11G
                             New York NY  10028

Common shares, par value     Robert Chafetz                                153,929  (7)                0.69%
$0.001                       1218 Lajoie
                             Outremont Quebec H2V 1P1
                             Canada


(1) Mr. Dab has previously been granted fixed options for 575,000 common shares of which 359,375 are vested and exercisable. None of the options have been exercised. Mr. Dab has conditional options that could lead to ownership of another 125,000 common shares of the Company if certain conditions are met.

(2) Dr. Gelston has previously been granted fixed options for 575,000 common shares of which 359,375 are vested and exercisable. None of the options have been exercised. Dr. Gelston has conditional options that could lead to ownership of another 125,000 common shares of the Company if certain conditions are met.

(3) Mr. Le Hir has previously been granted fixed options for 420,000 common shares of which 210,000 are vested and exercisable. Mr. Le Hir has previously been granted fixed options for 125,000 common shares, all of which are vested and exercisable upon completion of this registration statement. None of the options have been exercised. Mr. Le Hir has conditional options that could lead to ownership of another 249,000 common shares of the Company if certain conditions are met.

(4) Mr. Mah has previously been granted fixed options for 125,000 common shares, all of which are vested and exercisable upon completion of this registration statement. None of the options have been exercised.

(5) Mr. Cohen has previously been granted conditional options that could lead to ownership of 60,000 common shares of the Company if certain conditions are met.

(6) Mr. Scharf has previously been granted fixed options for 125,000 common shares, all of which are vested and exercisable upon completion of this registration statement. None of the options have been exercised.

(7) Mr. Robert Chafetz has previously been granted fixed options for 396,000 common shares, all of which are vested and exercisable. None of the options have been exercised.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than the sale of stock to the Company's founders and officers and directors, there have been no other related transactions.


SELLING SECURITY HOLDERS

         The Securities are being sold by the Selling Security Holders named below. The table indicates that all the Securities will be available for resale after the effective date of this Registration Statement. However, any or all of the Securities listed below may be retained by any of the Selling Security Holders; therefore, no accurate forecast can be made regarding the number of Securities that will be held by the Selling Security Holders after the effective date. The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders, all of which is based upon information currently available to the Company. The Company will not receive any proceeds from the sale of the Securities.

--------------------------------------------------------------------------------------------------------
Name                        Position or Material        Amount of         Amount of        Percentage of
                            Relationship                Common Shares     Common Shares    Class Owned After
                                                        Owned Before      Owned After      Offering If More
                                                        Offering          Offering         Than 1%
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

Gerard Dab                  Chairman                        6,566,990      6,566,990             29.41%

Arthur Gelston              President                       6,041,640      6,041,640             27.05%

Robert Cohen                VP Sales & Marketing                7,500          7,500

Elaine Rich Gelston         Mother of Arthur Gelston          262,680        262,680              1.18%

Irving Gelston Jr.          Father of Arthur Gelston          262,680        262,680              1.18%

Philippe Panzini                                            1,080,215      1,080,215              4.84%

Innovatech Grand Montreal                                   2,511,946      2,511,946             11.25%

Richard Le Hir              CEO                               582,850        582,850              2.61%

Gundyco "In Trust" for                                         34,722         34,722
Richard Le Hir

Robert Chafetz              Director of Systems               153,929        153,929
                            Development

Joseph Mah                  CFO                                92,357         92,357

Barry Scharf                VP Client Services                 35,357         35,357

Guillaume Metayer           Employee                           44,734         44,734

Linda McHarg                Director                          356,572        356,572              1.60%

Richard Borenstein          Director                          287,100        287,100              1.29%

Jayne Greer                 Employee                           23,679         23,679

Claude Michel Morin                                            30,000         30,000

Catherine Demars                                               15,000         15,000

Yonne Rosa                                                     40,020         40,020

Vexpan Enterprises Inc.                                         4,500          4,500

Marina Mendeleva                                               10,500         10,500

Fred Berlin                                                     4,500          4,500

Louis Dorion                                                      900            900

Alexei Guevara                                                  1,800          1,800

Linda Snell                 Director                            3,000          3,000

Catherine Anne Kierans                                            600            600

Louis P. Desmarais                                              4,500          4,500

Jacques Dubuc               Employee                            1,500          1,500

Francine Constantineau                                          1,500          1,500

Allen Huang                                                       600            600

Christiane Jacques          Employee                           12,153         12,153

Michel Felix                Employee                            7,293          7,293

Vitaliano Torchia           Employee                           45,000         45,000

Dino Tagliabracci           Employee                           12,675         12,675

Catherine Morin             Former Employee                     8,499          8,499

Cyril Hebuterne             Employee                            2,778          2,778

Francine Dagenais           Former Employee                       750            750

Benoit Courchesne           Employee                           17,594         17,594

Martin Berube               Employee                            5,208          5,208

Michel Waskiewicz           Employee                              867            867

ReJeanne Couture                                               10,416         10,416

Viviane Racicot                                                 6,944          6,944

Pierre Roy                                                     11,100         11,100

Joyce Pickering                                                 3,471          3,471

Kenneth Flegel                                                    437            437

Robert Salasidis                                               30,000         30,000

Suzanne LeBlanc Sterzi                                          6,249          6,249

Claudette Dion Prevost                                          1,736          1,736

Alice Tremblay                                                  1,736          1,736

Louise Craig                                                    1,041          1,041

Francois Bertrand                                               5,468          5,468

Solomon Aboud                                                   7,535          7,535

Alan Brox                                                       8,681          8,681

Gloria Millett Stattner                                        17,264         17,264

George Szeben                                                   1,736          1,736

795743 Ontario Limited                                          3,471          3,471

Dr. Walter Bloom                                               15,000         15,000

Michel Lemieux                                                  3,000          3,000

Robert Dion                                                       521            521

Hubert Ethier                                                   8,681          8,681

Denyse Anderson                                                 3,472          3,472

Francoise Couture                                              30,000         30,000
Gaarkeuken

Patrica Dawson                                                  7,292          7,292

Claude Richard                                                 25,233         25,233

Beverly Rowat                                                     347            347

Morris Krymalowski                                             37,500         37,500

George Burger                                                  37,239         37,239

Claret Asset Management                                        75,000         75,000


Fond Action CSN                                                41,250         41,250

Gerard Bozet                                                   23,100         23,100

Sandro Spassatempo          Employee                            1,177          1,177

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

TOTAL:                                                     19,002,785     19,002,785
--------------------------------------------------------------------------------------------------------

DESCRIPTION OF SECURITIES

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and by-laws, copies of which have been filed as exhibits to the Registration Statement.


Common Stock:

Our Articles of Incorporation authorize the issuance of up to 50,000,000 common shares with a par value of $0.001 per share. As of June 30, 2000, there were 13,330,000 common shares issued and outstanding. All outstanding common shares are fully paid and non-assessable.


Liquidation Rights:

         Upon our liquidation or dissolution, the holder of each outstanding common share will be entitled to share on a pro rata basis our assets which are legally available for distribution to shareholders, after the payment of all debts and other liabilities.


Dividend Rights:

         There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends. Dividends may be paid at any time in cash, property or our shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the laws of the State of Nevada. We have not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future.


Voting Rights:

         Holders of our common shares are entitled to cast one vote for each share held at all shareholders' meetings for all purposes.


Other Rights:

         Our common shares are not redeemable nor are they convertible. Further, they carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of an offering of common shares by us. There are no other material rights attaching to our common shares, which are not herein described. There is no provision in our Articles of Incorporation nor our by-laws that would delay, defer or prevent a change of our control. We have not issued any preferred stock or debt securities.

Shares Eligible for Future Rights:

         The 19,002,785 Shares registered in this offering will be freely tradable without restrictions under the Securities Act, except for any shares held by our "affiliates", which will be subject to the resale limitations of Rule 144 under the Securities Act.

         In general, under Rule 144 as currently in effect, any of our affiliates and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

         Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

         As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this Prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

PLAN OF DISTRIBUTION

         The Selling Security Holders or their transferees may sell the Securities offered by this Registration Statement from time to time. To our best knowledge, no underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Securities by the Selling Security Holders may be effected in one or more transactions that may take place in the Over the Counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such Securities as principals at prevailing market prices at the time of sale and prices related to prevailing market prices or negotiated prices.

         The Selling Security Holders may pledge all or a portion of the Securities owned as collateral for margin accounts or in loan transactions. Such Securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledgee in such loan transactions would have the same rights of sale as the Selling Security Holders under this prospectus. The Selling Security Holders also may enter into exchange traded listed option transactions which require the delivery of the Securities listed hereunder. The Selling Security Holders may also transfer Securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without payment of consideration. Upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this Prospectus.

         Finally, the Selling Security Holders and any brokers and dealers through whom sales of the Securities are made may be deemed to be "underwriters" within the meaning of the Securities Act. The commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         There can be no assurances that the Selling Security Holders will sell any or all of the Securities. In order to comply with certain state securities laws the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless such Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to such Securities for a period of one or five business days prior to the commencement of such distribution.

         In addition to, and without limiting the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Security Holders or any such other person.

         All of the foregoing may affect the marketability of the Securities. Pursuant to an understanding we have with the Selling Securities Holders, we will pay the entire fees and expenses incident to the registration of the Securities (other than the Selling Security Holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Security Holders).

FINANCIAL STATEMENTS

         Statements included in this report that do not relate to present or historical conditions are "forward looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). Additional oral or written forward-looking statements may be made by the Company from time to time and such statements may be included in documents other than this Report that are filed with the Commission. Such forward looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in such forward looking statements. Forward looking statements in this report and elsewhere may include, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are intended to be made pursuant to the Safe Harbor provisions of the 1995 Reform Act Introduction.

VisualMed Clinical Systems CORP.

Financial information

Table of contents
--------------------------------------------------------------------------------



UNAUDITED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS OF
VISUALMED CLINICAL SYSTEMS CORP.


Consolidated statements of loss - nine months ended June 30, 2000............F-1

Consolidated balance sheet - September 30, 2000..............................F-2

Notes to the consolidated financial statements...............................F-4


AUDITED FINANCIAL STATEMENTS OF
VisualMed Clinical Systems INC.


Independent auditors' report.................................................F-8

Statements of loss...........................................................F-9

Balance sheets..............................................................F-10

Statements of shareholders' equity..........................................F-11

Statements of cash flows....................................................F-12

Notes to the financial statements...........................................F-13

VisualMed Clinical Systems CORP.
(a development stage company)
Consolidated statements of loss
(in Canadian dollars)
--------------------------------------------------------------------------------
(unaudited)
                                                                                                             Cumulative
                                                                                                             period from
                                                                                                             December 1,
                                                                                                                1997
                                                                                                              (date of
                                                     Three-month period             Nine-month period       inception) to
                                                       ended June 30,                ended June 30,             June 30,
                                                --------------------------    ---------------------------   -------------
                                                    2000            1999          2000           1999           2000
------------------------------------------------------------------------------------------------------------------------------------
                                                      $               $             $              $              $


Expenses
    Research and
        development                               1,204,580        132,183      1,798,193        265,382      2,378,095
    General and administrative                    1,444,911         80,329      3,396,097        197,991      3,912,489
    Interest on loans                                 2,401          3,115         44,076         12,272         64,339
    Depreciation                                     51,005         14,271        100,626         22,920        135,011
------------------------------------------------------------------------------------------------------------------------------------
Loss before income taxes                          2,702,897        229,898      5,338,992        498,565      6,489,934

Income tax recovery                                (358,246)       (53,903)      (608,000)       (97,753)      (819,983)
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                          2,344,651        175,995      4,730,992        400,812      5,669,951
------------------------------------------------------------------------------------------------------------------------------------


Basic and diluted net loss
    per common share                                   0.18           0.04           0.35           0.08

Weighted average number of
    common shares outstanding                    13,330,000      5,025,000     13,348,888      5,025,000

VisualMed Clinical Systems CORP.
(a development stage company)
Consolidated balance sheets
as at June 30, 2000 and September 30, 1999
(in Canadian dollars)
------------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                                   June 30           September 30
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    2000                 1999
                                                                                      $                    $

Assets
Current assets
    Cash and cash equivalents                                                            892                    -
    Research and development tax credits receivable                                  655,821              211,983
    Goods and services taxes receivable                                              133,626               70,689
    Advances to employees                                                             50,522                    -
    Subsidies and other receivables                                                  113,346                    -
    Prepaid expenses                                                                  16,277                  500
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     970,484              283,172

Fixed assets                                                                         555,835              176,306
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,526,319              459,478
------------------------------------------------------------------------------------------------------------------------------------

Liabilities
Current liabilities
    Bank indebtedness                                                                 25,047               30,491
    Accounts payable and accrued liabilities                                         746,184              303,460
    Notes payable (Note 4)                                                           465,600              730,000
    Advances payable (Note 5)                                                      1,651,583                    -
    Convertible debenture                                                             50,000                    -
    Accounts payable to shareholders                                                       -               35,386
    Loans payable to shareholders                                                          -              149,000
    Deposit on share subscription                                                          -              150,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   2,938,414            1,398,337

    Loan payable (Note 6)                                                            211,364                    -
    Non-controlling interest (Note 7)                                              3,979,191                    -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   7,128,969            1,398,337
------------------------------------------------------------------------------------------------------------------------------------

Shareholders' deficiency
    Common stock                                                                      22,246                7,540
    Additional paid-in capital (Note 8)                                               45,055               (7,440)
    Deficit                                                                       (5,669,951)            (938,959)
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' deficiency                                                    (5,602,650)            (938,859)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,526,319              459,478
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements


VisualMed Clinical Systems CORP.
(a development stage company)
Consolidated statements of cash flows
(in Canadian dollars)
------------------------------------------------------------------------------------------------------------------------------------
(unaudited)
                                                                                                      Cumulative
                                                                                                      period from
                                                                                                   December 1, 1997
                                                                                                  (date of inception)
                                                                Nine months ended June 30,            to June 30,
                                                             -------------------------------
                                                              2000                 1999                  2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                $                    $                     $

Cash flows from operating activities
    Net loss                                                 (4,730,992)            (400,812)          (5,669,951)
    Adjustment to reconcile net loss to cash flows
        from operating activities
           Depreciation                                         100,626               22,920              135,011
           Shares issued for services rendered                  106,488                    -              106,488
           Stock compensation expense (Note 8)                  632,495                    -              632,495

    Changes in non-cash operating working  capital items
        Increase in research and development tax credits
           receivable                                          (443,838)             (97,753)            (655,821)
        Increase in prepaid expenses                            (15,777)                   -              (16,277)
        (Increase) in sales taxes receivable                    (62,937)             (20,065)            (133,626)
        Increase in advances to employees                       (50,522)                   -              (50,522)
        Increase in accounts payable
           and accrued liabilities                              442,724               10,929              746,184
        (Decrease) in accounts payable to shareholders          (35,386)                   -                    -
        Increase in income taxes payable                              -               13,550                    -
        Subsidies and other receivables                        (113,346)                   -             (113,346)
------------------------------------------------------------------------------------------------------------------------------------
                                                             (4,170,465)            (471,231)          (5,019,365)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
    (Decrease) increase in bank indebtedness                     (5,444)               3,092               25,047
    Issuance of notes payable                                   715,600              260,000            1,445,600
    Repayment of notes payable                                 (980,000)                   -             (980,000)
    (Decrease) increase in loans payable to shareholders       (149,000)             149,000                    -
    Increase in advances payable                              1,651,583                    -            1,651,583
    Payments for repurchase of shares (Note 8)                 (580,000)                   -             (580,000)
    Issuance of convertible debenture                            50,000                    -               50,000
    Issuance of convertible notes payable                       400,000                    -              400,000
    Issuance of loan payable                                    211,364                    -              211,364
    Deposit on share subscription                                     -              150,000              150,000
    Issuance of shares                                           14,706                    -               14,906
    Increase in non-controlling interest                      3,322,703                    -            3,322,603
------------------------------------------------------------------------------------------------------------------------------------
                                                              4,651,512              562,092            5,711,103
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
    Additions to fixed assets                                  (480,155)             (90,961)            (690,846)
------------------------------------------------------------------------------------------------------------------------------------

Change in cash and cash equivalents                                 892                 (100)                 892
Cash and cash equivalents, beginning of period                        -                  100                    -
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                            892                    -                  892
------------------------------------------------------------------------------------------------------------------------------------

                                                                                 See Note 9 for supplemental cash flow information.

See accompanying notes to the consolidated financial statements

VisualMed Clinical Systems CORP.
(a development stage company)
Notes to the consolidated financial statements
(in Canadian dollars)
--------------------------------------------------------------------------------
(unaudited)
--------------------------------------------------------------------------------

                                      F-4

1.      Basis of presentation

        On May 9, 2000, VisualMed Clinical Systems Corp. (formerly Cherry Tree Capital Corp.) (the "Company"), VisualMed Clinical Systems Inc. ("VisualMed Canada") and its shareholders, entered into a series of agreements (the "transaction") whereby the shareholders of VisualMed Canada acquired control of the Company by way of a reverse acquisition. Prior to May 9, 2000, the Company was a non-operating shell corporation.

        The transaction involves a restructuring of the share capital of VisualMed Canada whereby existing common shares have, effective May 9, 2000, been converted into exchangeable preferred shares (the "preferred shares") which are exchangeable into common shares of the Company. Concurrently therewith, VisualMed Canada issued 100 common shares to the Company for a nominal amount. The preferred shareholders will have a controlling interest in the Company upon completion of the transaction and following the exchange of their shares for common shares of the Company, at the option of the holders, and, in a certain instances, at the option of the Company, on the basis of 0.3 of a common share of the Company for each preferred share of VisualMed Canada. Upon completion of the transaction and exchange of the shares, the shareholders of VisualMed Canada will own approximately 85% of the outstanding common shares of the Company.

        For accounting purposes, VisualMed Canada will be treated as the acquiring entity, and therefore, the transaction will be accounted for as if VisualMed Canada acquired the Company and then reorganized its share capital. As a result, these consolidated financial statements include the operations of the Company since May 9, 2000, with the operations of VisualMed Canada presented as comparative figures for the three and nine months ended June 30, 1999. The Company was non-operating prior to May 9, 2000, and incurred operating expenses of US$800 and US$1,040 in the period from October 1, 1999 to May 9, 2000, and the year ended September 30, 1999 respectively. At May 9, 2000, the Company had US$10,000 in assets, liabilities of US$1,840 and stockholders' equity of US$8,160.

2.      Interim financial information

        The financial statements of the Company as at June 30, 2000 and for the three and nine month periods ended June 30, 2000 and 1999 and the related footnote information are unaudited. All adjustments (consisting only of normal recurring adjustments), which, in the opinion of management, are necessary for a fair presentation, have been made. The results for the interim period ended June 30, 2000, are not necessarily indicative of the results to be expected for the full year.

3.       Basic and diluted net loss per share

        The Company follows the provisions of SFAS 128, "Earnings Per Share". Basic net loss per common share is based on the weighted average number of shares outstanding during each period. Stock options and the convertible debenture are not included in the computation of the weighted average number of shares outstanding for dilutive net loss per common share during the period as the effect would be antidilutive.

4.      Notes payable

        Notes payable issued during the quarter all bear interest at 7.5% and both principal and interest are due upon maturity as follows:

         Amount                Date of maturity
         ------                ----------------
            $

          291,000              July 29, 2000
          116,400              August 6, 2000
           58,200              August 11, 2000
     ---------------
          465,600

5.      Advances payable

        Advances payable consist of amounts from investors who want to invest in VisualMed Clinical Systems Corp. upon conclusion of the transaction described in Note 1 and who have deposited their money with the Company until that time.

        Advances payable are non-interest bearing, with no fixed terms of repayment and are payable upon demand.


6.      Loan payable

        The Company has entered into an agreement with an agency of the Government of Canada under which it can borrow up to $494,500 related to specified research expenditures made in the period from February 1, 2000 to December 31, 2000. The loan is non-interest bearing and has the following terms of repayment.

        a) On each October 1, from 2002 to 2006 inclusively, a royalty is due equal to 2% of the Company's gross revenues for the preceding year.

                                       F-6
6.       Loan payable (continued)

        b) If, after October 1, 2006, the total amount repaid is less than the initial borrowings, the Company will continue to repay on the same basis until the earlier of the full repayment of the initial borrowings or October 1, 2012 and, in any event, repayment is not to exceed 150% of the initial borrowings.

        As at June 30, 2000, $211,364 had been drawn under this agreement.

7.      Non-controlling interest

        As described in Note 1, the former shareholders of VisualMed Canada have the right to exchange their preferred shares of VisualMed Canada into 19,002,785 common shares of the Company. As at June 30, 2000, none of these preferred shares had been exchanged.

8.      Shareholders' deficiency

        Prior to May 9, 2000, the Company cancelled 1,695,000 common shares bringing the number issued and outstanding as at June 30, 2000 down to 13,330,000.

        Compensation expense of $632,495 has been accrued for services rendered during the nine-month period ended June 30, 2000 that will be settled upon completion of the transaction described in Note 1.

        In order to conclude the transaction described in Note 1, a group with a controlling interest in the Company prior to the transaction agreed to have the Company repurchase a portion of its shares for US$400,000 coincidentally with the reissuance of such shares to new investors who wish to invest as described in Note 5. This amount has been recorded as a reduction of additional paid-in capital.

9.       Supplemental cash flow information

                                                                                                       Cumulative
                                                                                                       period from
                                                                                                    December 1, 1997
                                                                                                   (date of inception)
                                                                Nine months ended June 30,          to June 30,
                                                             -----------------------------
                                                                 2000                1999                 2000

                                                             ---------------------------------------------------------
                                                                   $                   $                    $
        Non-cash financing activities
           Increase in non-controlling interest
               upon conversion of note payable                   400,000                   -              400,000

           Increase in non-controlling interest
               upon conversion of deposit on share
               subscription                                      150,000                   -              150,000

        Cash paid (recovered) during the year
           Interest                                               45,772               3,505               49,277
           Income taxes                                         (156,163)                  -             (156,163)

                                       F-7
10.     Subsequent event

        On October 19, 2000, the Company signed a memorandum of understanding with a venture capital firm to create a new entity that will market and distribute its products in Spanish speaking America and the Caribbean. The new entity will be 51% owned by the Company and 49% by the venture capital firm. The venture capital firm will invest US$3 million upon beginning of the operation, which is expected to be no later than January 1, 2001. The Company will grant to the new entity an exclusive right to license its products as well as provide technical training and support as well as marketing advice and materials.

Deloitte & Touche LLP
Chartered Accountants
1 Place Ville-Marie                   Telephone:     (514) 393-7115
Suite 3000                            Facsimile:     (514) 390-4111
Montreal QC H3B 4T9


Independent auditors' report


To the Directors of
VisualMED Clinical Systems Inc.
(a development stage company)

We have audited the balance sheets of VisualMED Clinical Systems Inc. (a development stage company) as at March 31, 2000 and September 30, 1999 and the related statements of loss, shareholders' equity and cash flows for the six-month and twelve-month periods then ended, respectively, and for the period from December 1, 1997 (date of inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2000 and September 30, 1999 and the results of its operations and its cash flows for the six-month and twelve-month periods then ended, respectively, and for the period from December 1, 1997 (date of inception) to March 31, 2000 in conformity with accounting principles generally accepted in the United States.

The Company is in the development stage at March 31, 2000. As discussed in Note 1 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including achieving a level of sales adequate to support the Company's cost structure.

/s/ Deloitte & Touche LLP
    Deloitte & Touche LLP
    Chartered Accountants

April 20, 2000

VisualMed Clinical Systems Inc.
(a development stage company)
Statements of loss
(in Canadian dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Cumulative
                                                                                                      period from
                                       Six-month                                 Six month         December 1, 1997
                                     Period ended          Year ended          Period ended       (date of inception)
                                       March 31,          September 30,          March 31,           to March 31,
                                         2000                 1999                 1999                  2000
------------------------------------------------------------------------------------------------------------------------------------
                                           $                    $                    $                     $
                                                                                (unaudited)


Expenses
    Research and
        development                        593,613              579,902              133,199            1,173,515
    General and administrative           1,951,366              516,392              117,662            2,467,758
    Interest on loans                       41,675               20,263                9,157               61,938
    Depreciation                            49,621               34,385                8,649               84,006
------------------------------------------------------------------------------------------------------------------------------------
Loss before income taxes                 2,636,275            1,150,942              268,667            3,787,217

Income tax recovery                       (249,754)            (211,983)             (43,850)            (461,737)
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                 2,386,521              938,959              224,817            3,325,480
------------------------------------------------------------------------------------------------------------------------------------

Basic and diluted net loss
    per common share                          0.05                 0.02                 0.01

VisualMed Clinical Systems Inc.
(a development stage company)
Balance sheets
as at March 31, 2000 and September 30, 1999
(in Canadian dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  March 31           September 30
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    2000                 1999
                                                                                      $                    $


Assets
Current assets
    Cash and cash equivalents                                                      1,207,062                    -
    Research and development tax credits receivable                                  305,574              211,983
    Goods and services taxes receivable                                               63,666               70,689
    Advances to employees (Note 3)                                                   174,744                    -
    Prepaid expenses                                                                  49,945                  500
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,800,991              283,172

Fixed assets (Note 4)                                                                309,622              176,306
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   2,110,613              459,478
------------------------------------------------------------------------------------------------------------------------------------


Liabilities
Current liabilities
    Bank indebtedness                                                                      -               30,491
    Accounts payable and accrued liabilities                                         298,631              303,460
    Convertible debenture (Note 5)                                                    50,000                    -
    Advances payable (Note 6)                                                      1,644,188                    -
    Accounts payable to shareholders                                                       -               35,386
    Notes payable (Note 7)                                                                 -              730,000
    Loans payable to shareholders (Note 8)                                                 -              149,000
    Deposit on share subscription                                                          -              150,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,992,819            1,398,337
------------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity (deficiency)
    Common stock subscribed                                                        3,957,195                  100
    Less subscriptions receivable                                                   (513,921)                   -
------------------------------------------------------------------------------------------------------------------------------------
    Common stock, net (Note 9)                                                     3,443,274                  100

    Deficit                                                                       (3,325,480)            (938,959)
------------------------------------------------------------------------------------------------------------------------------------
Total shareholder's equity                                                           117,794             (938,859)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   2,110,613              459,478
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements


VisualMed Clinical Systems Inc.
(a development stage company)
Statements of shareholders' equity
(in Canadian dollars, except for share amounts)
------------------------------------------------------------------------------------------------------------------------------------

                                                Common Stock                    Accumulated
                                         Shares*             Amount                Deficit              Total
                                      ------------        -------------      ----------------       ------------
                                                                $                    $                     $

Balance - December 1, 1997
             (Date of inception)                 -                    -                    -                    -

Common stock issued July 6, 1998
    For cash                            43,780,000                  100                    -                  100
------------------------------------------------------------------------------------------------------------------------------------
Balance - September 30,1998             43,780,000                  100                    -                  100

Net loss                                         -                    -             (938,959)            (938,959)
------------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 1999            43,780,000                  100             (938,959)            (938,859)

Common stock issued January 15, 2000
    For services rendered                  350,000               29,700                    -               29,700
    For cash                             4,363,073              370,200                    -              370,200
    Under employment agreements            905,000               76,788                    -               76,788

Common stock issued March 2, 2000
    For cash                             1,767,857              150,000                    -              150,000
    For deposit on share
        subscription                     5,303,572              450,000                    -              450,000

Common stock issued upon
    conversion of notes payable
        on March 2, 2000                 4,714,286              400,000                    -              400,000

Common stock issued March 14, 2000
    For cash                             1,592,380            1,375,816                    -            1,375,816
    For cash not yet received                7,431                6,421                    -                6,421

Common stock issued March 23, 2000
    For cash                                42,445               61,545                    -               61,545

Common stock issued March 27, 2000
    For cash                               137,500              279,125                    -              279,125

Common stock issued March 29, 2000
    For cash not yet received              250,000              507,500                    -              507,500

Common stock issued March 30, 2000
    For cash                               123,153              250,000                    -              250,000
------------------------------------------------------------------------------------------------------------------------------------
                                        63,336,697            3,957,195             (938,959)           3,018,236

Less subscriptions receivable             (257,431)            (513,921)                   -             (513,921)

Net loss                                         -                    -           (2,386,521)          (2,386,521)
------------------------------------------------------------------------------------------------------------------------------------
Balance March 31, 2000                  63,079,266            3,443,274           (3,325,480)             117,794
------------------------------------------------------------------------------------------------------------------------------------

*   Prior period share amounts restated to reflect a share split of 437,800-for-1 on January 14, 2000


See accompanying notes to financial statements

VisualMed Clinical Systems Inc.
(a development stage company)
Statements of cash flows
(in Canadian dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Cumulative
                                                                                                      period from
                                       Six-month                                 Six month         December 1, 1997
                                     Period ended          Year ended          Period ended       (date of inception)
                                       March 31,          September 30,          March 31,           to March 31,
                                         2000                 1999                 1999                  2000
------------------------------------------------------------------------------------------------------------------------------------
                                           $                    $                    $                     $
                                                                                (unaudited)
Cash flows from
    operating activities
        Net loss                        (2,386,521)            (938,959)            (224,817)          (3,325,480)
        Adjustment to reconcile
           net loss to cash flows
           from operating activities
               Depreciation                 49,621               34,385                8,649               84,006
               Shares issued for
                  services rendered        106,488                    -                    -              106,488

        Changes in non-cash
           operating working
           capital items
               Increase in research
                  and development
                  tax credits
                  receivable               (93,591)            (211,983)             (43,850)            (305,574)
               Increase in prepaid
                  expenses                 (49,445)                (500)                   -              (49,945)
               Decrease (increase)
                  in sales taxes
                  receivable                 7,023              (70,689)             (16,160)             (63,666)
               Increase in advances
                  to employees            (174,744)                   -                    -             (174,744)
               (Decrease) increase
                  in accounts
                  payable and
                  accrued liabilities       (4,829)             303,460                    -              298,631
               (Decrease) increase
                  in accounts payable
                  to shareholders          (35,386)              35,386                    -                    -
------------------------------------------------------------------------------------------------------------------------------------
                                        (2,581,384)            (848,900)            (276,178)          (3,430,284)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from
    financing activities
        (Decrease) increase in
           bank indebtedness               (30,491)              30,491               30,071                    -
        Issuance of notes payable          250,000              730,000                    -              980,000
        Repayment of notes payable        (980,000)                   -                    -             (980,000)
        (Decrease) increase in loans
           payable to shareholders        (149,000)             149,000              149,000                    -
        Issuance of convertible
           debenture                        50,000                    -                    -               50,000
        Issuance of convertible
           notes payable                   400,000                    -                    -              400,000
        Deposit on share
           subscription                          -              150,000              150,000              150,000
        Issuance of shares               2,786,686                    -                    -            2,786,786
        Increase in advances
           payable                       1,644,188                    -                    -            1,644,188
------------------------------------------------------------------------------------------------------------------------------------
                                         3,971,383            1,059,491              329,071            5,030,974
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from
    investing activities
        Additions to fixed assets         (182,937)            (210,691)             (52,993)            (393,628)
------------------------------------------------------------------------------------------------------------------------------------

Change in cash and cash
    equivalents                          1,207,062                 (100)                (100)           1,207,062
Cash and cash equivalents,
    beginning of period                          -                  100                  100                    -
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
    end of period                        1,207,062                    -                    -            1,207,062
------------------------------------------------------------------------------------------------------------------------------------

See Note 9 for supplemental cash flow information

See accompanying notes to financial statements

VisualMed Clinical Systems CORP.
(a development stage company)
Notes to the consolidated financial statements
(in Canadian dollars)
--------------------------------------------------------------------------------
(unaudited)
--------------------------------------------------------------------------------

1.      Description of business

        On December 1, 1997 (date of inception), VisualMED Clinical Systems Inc. (the "Company" or "VisualMED") was incorporated under the name 3440231 Canada Inc. under the Canada Business Corporations Act. Effective June 30, 1998, the Company changed its name to Systemes Cliniques VisualMED Inc. / VisualMED Clinical Systems Inc. On October 1, 1998, the Company began its activities. As at March 31, 2000, the Company was still in the development stage. The Company will not complete its development program until the software under development has been completed and tested and the necessary financing to perform these activities is obtained. The Company conceives and develops software solutions targeting clinical medicine and related areas of the healthcare market.

2.      Significant accounting policies

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

        Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent liabilities in these financial statements. Actual results could differ from those estimates.

        Significant areas requiring the use of estimates and assumptions relate to the assessment of the useful life of assets for purposes of depreciation and amortization and their net realizable values; the recoverability of research and development tax credits receivable; and the assessment of the technological feasibility of the Company's software under development.

        Unaudited interim information

        The financial information with respect to the six-month period ended March 31, 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such period.

        Fixed assets

        Fixed assets are recorded at cost and are depreciated over their estimated useful lives using the straight-line method over the following periods:

                     Computer equipment                          3 years
                     Software                                    3 years
                     Furniture and fixtures                      5 years

        Research and development

        Research and development costs are charged to expenses when incurred.

2.       Significant accounting policies (continued)

        Software under development

        In accordance with Statement of Financial Accounting Standards ("SFAS") 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", costs related to the creation of software are to be expensed as incurred as research and development until technological feasibility has been established for the product. As at March 31, 2000, the technological feasibility of the Company's software under development had not been established.

        Costs of start-up activities

        The Company has adopted Statement of Position ("SOP") 98-5,"Reporting on the Costs of Start-Up Activities," issued by the American Institute of Certified Public Accountants' Accounting Standards Executive Committee. In accordance with this standard, the costs of start-up activities and organization costs are expensed as incurred.

        Income taxes

        The  Company   accounts  for  income  taxes  in  accordance   SFAS  109,
        "Accounting for Income Taxes". The provision for income taxes consists of tax credits related to research and development.

        Comprehensive income

        The Company has adopted SFAS 130, "Reporting Comprehensive Income". There are no differences between the Company's net earnings as reported and its comprehensive income as defined by SFAS 130. Accordingly, a separate statement of comprehensive income has not been presented.

        Cash and cash equivalents

        The Company considers investments in highly-liquid investment instruments with maturities of 90 days or less at the date of purchase to be cash equivalents. The carrying amount reported in the balance sheets for cash and cash equivalents approximates their fair value. Cash equivalents consist principally of investments in certificates of deposit with financial institutions.

        Derivative instruments and hedging activities

        In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's 2001 fiscal year. Under the new standard, companies will be required to record derivatives on the balance sheet as assets or liabilities measured at fair value. For those derivatives representing effective hedges of risks and exposures, unrealized gains or losses resulting from changes in the fair values will be presented as a component of comprehensive income as defined by SFAS 130. The Company currently does not use any derivative instruments. Management is currently evaluating the expected impact of implementing this policy.

2.      Significant accounting policies (continued)

        Basic and diluted net loss per share

        The Company follows the provisions of SFAS 128, "Earnings Per Share". Basic net loss per common share is based on the weighted average number of shares outstanding during each period. Stock options and the convertible debenture are not included in the computation of the weighted average number of shares outstanding for dilutive net loss per common share during the period as the effect would be antidilutive. The weighted average number of shares outstanding for the six-month period ended March 31, 2000 was 48,137,753 (43,780,000 for the year ended September 30, 1999, and for the six-month period ended March 31, 1999).

3.       Advances to employees

        The advances to employees are non-interest bearing with no fixed terms of repayment, however they are short-term in nature.

4.       Fixed assets

                                                                               March 31, 2000
                                                                                 Accumulated           Net Book
                                                              Cost              Depreciation             Value
                                                        ----------------     -----------------    -----------------
                                                                $                     $                    $

        Computer equipment                                      228,692               49,857              178,835
        Software                                                112,371               29,930               82,441
        Furniture and fixtures                                   52,565                4,219               48,346
------------------------------------------------------------------------------------------------------------------------------------
                                                                393,628               84,006              309,622
------------------------------------------------------------------------------------------------------------------------------------

                                                                             September 30, 1999
                                                       ------------------------------------------------------------
                                                                                 Accumulated           Net Book
                                                              Cost              Depreciation             Value
                                                        ----------------        ------------      -----------------
                                                                $                     $                    $

        Computer equipment                                      118,152               19,692               98,460
        Software                                                 81,587               13,598               67,989
        Furniture and fixtures                                   10,952                1,095                9,857
------------------------------------------------------------------------------------------------------------------------------------
                                                                210,691               34,385              176,306
------------------------------------------------------------------------------------------------------------------------------------

5.      Convertible debenture

        The debenture bears interest at 12% and is due March 3, 2001. The debenture is convertible at the option of the holder into common shares at the lesser of $7 US or the share subscription price of the initial public offering of the Company.

6.      Advances payable

        Advances payable consist of amounts from investors who want to invest in VisualMed Corp. upon conclusion of the transaction described in Note 10 and who have deposited their money with the Company until that time.

        Advances payable are non-interest bearing, with no fixed terms of repayment and are payable upon demand.

7.      Notes payable

        The notes payable bore interest at 8%. In documents dated December 14, 1999 and January 21, 2000, the Company completed an agreement with the holders of these notes whereby the Company had until March 31, 2000 to repay the full amount of the notes plus accrued interest or the Company would have been required to convert the notes into 26,268,000 common shares of the Company. The face value of these notes as at September 30, 1999 was $730,000 and had increased to $980,000 by December 14, 1999. The amounts due were fully repaid in March 2000.

8.      Loans payable to shareholders

        The original terms of the loans payable to shareholders were that they bore interest at the US prime rate plus 5% and were due October 21, 1999. Effective April 22, 1999, the loans became non-interest bearing, without fixed terms of repayment. They were repaid during the period ended March 31, 2000.

9.      Capital stock

        Authorized
           An unlimited number of common shares

               Class A shares, voting and participating

               Class B shares, voting, participating and convertible at the option of the holder on a one-for-one basis into Class E shares

               Class   C   shares,   voting,    non-participating,    redeemable
               automatically upon death of the holder at the amount of the paid-up capital

               Class D shares, voting, with a preferential non-cumulative annual dividend equal to the bank's prime commercial lending rate less 1%, retractable at the amount of paid-up capital

               Class E shares, non-voting, with a preferential and non-cumulative monthly dividend equal to 1% multiplied by the redemption value, retractable at the fair market value of the Class B shares at the time of their conversion

9.       Capital stock (continued)

        Authorized (continued)
           An unlimited number of common shares (continued)

               Class F shares, non-voting, with a preferential and non-cumulative monthly dividend equal to 1% multiplied by the redemption value, retractable at the fair market value of the consideration received at the time of their issuance

               Class   G   shares,   non-voting,   with   a   preferential   and
               non-cumulative annual dividend equal to the bank's prime commercial lending rate plus 1% multiplied by the redemption value, retractable at the fair market value of the consideration received at the time of their issuance

               Class H shares, non-voting, with a preferential and non-cumulative annual dividend equal to 8% multiplied by the amount of paid-up capital, retractable at the amount of paid-up capital

               Class I shares, non-voting, with a preferential and non-cumulative annual dividend equal to 8% multiplied by the amount of paid-up capital, redeemable at the amount of paid-up capital

                                                                              March 31,         September 30,
                                                                               2000            1999
                                                                           --------------------------------
                                                                                  $               $
        Subscribed
            63,079,266     Class A shares
------------------------------------------------------------------------------------------------------------------------------------
                           (43,780,000 as at
------------------------------------------------------------------------------------------------------------------------------------
                           September 30, 1999, post split)                    3,443,274               100
------------------------------------------------------------------------------------------------------------------------------------

        On July 6, 1998, the Company issued 100 Class A shares for a cash consideration of $100.

        On January 14, 2000, the board of directors approved a share split of 437,800-for-1 for all Class A shares issued and outstanding. Accordingly all share and per share amounts have been retroactively restated to reflect the stock split.

        On January 15, 2000, the following share issuances were approved under resolutions of the board of directors: the issuance of 350,000 Class A shares to third party investors in return for services rendered at a stated capital amount of $29,700 ($0.085 per share), the issuance of 4,363,073 Class A shares to investors, directors and employees for a cash consideration of $370,200 ($0.085 per share), and the issuance of 905,000 Class A shares to employees in virtue of employment agreements at a stated capital amount of $76,788 ($0.085 per share).

        The shares issued in virtue of employment contracts were valued at the fair value of the shares of the Company as at the dates on which the employment contracts were entered. The shares issued in return for services rendered were valued at the fair value of the shares of the Company as at the date the board resolved to issue such shares. The fair value of shares is determined by the price used in negotiations or actual transactions concluded with third party investors. The same basis was used for the issuance of shares to directors and employees.

9.      Capital stock (continued)

        On March 2, 2000, the Company issued 7,071,429 Class A shares to investors for a cash consideration of $600,000 ($0.085 per share), including the $150,000 deposit on share subscription existing as at September 30, 1999, on the basis of the fair value of the shares at the time of the actual investment of the funds or the date of the signing of investment documents.

        On March 2, 2000, the Company issued 4,714,286 Class A shares to investors upon conversion of $400,000 of notes payable issued in November and December 1999 at $0.085 per share.

        On March 14, 2000, the Company issued 1,599,811 Class A shares to investors and employees for a cash consideration of $1,382,237 ($0.864 per share) of which $6,421 had not been received as at March 31, 2000.

        On March 23, 2000, the Company issued 42,445 Class A shares to investors for a cash consideration of $61,545 ($1.45 per share).

        On March 27, 2000, the Company issued 137,500 Class A shares to an investor for a cash consideration of $279,125 ($2.03 per share).

        On March 29, 2000, the Company issued 250,000 Class A shares to an investor for which cash consideration of $507,500 ($2.03 per share) had not been received as at March 31, 2000.

        On March 30, 2000, the Company issued 123,153 Class A shares to an investor for a cash consideration of $250,000 ($2.03 per share).


        Stock option plan

           The Company continues to follow Accounting Principles Board Option No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. The exercise price of the Company's employee stock options equals or is greater than the fair value of the underlying stock on the date the options were granted, and accordingly no compensation expense has been recognized in the accompanying financial statements in any of the periods presented.

           The Company has fixed stock options granted to specified employees by resolution of the board of directors. An aggregate of 4,400,000 Class A common shares has been reserved for the granting of such options.

           On January 15, 2000, the Company established a stock option plan for its officers, directors, employees and service providers. In accordance with the plan, an aggregate of 4,400,000 Class A common shares has been reserved for the granting of such options. The exercise price of each option is to be determined by the board of directors. All options issued under the plan will expire ten years after the date of granting.

           The following table presents information concerning all stock options granted to the Company's employees (the number of options presented in comparative amounts reflects a share split of 437,800 for 1 on January 14, 2000):

9.       Capital stock (continued)

                                                      Six-month period ended                  Year ended
                                                             March 31,                         September 30,
                                                               2000                                1999
                                                    --------------------------         ----------------------------
                                                                     Weighted                            Weighted
                                                                      average                             average
                                                                     exercise                            exercise
                                                       Number of     price per           Number of       price per
                                                        options        share              options          share
                                                    -------------  -----------         ------------     -----------
                                                                         $                                   $

           Outstanding, beginning of period             4,600,000       0.15                440,000         0.15
           Granted during the period                    2,606,746       0.34              4,160,000         0.15
           Outstanding, end of period                   7,206,746       0.22              4,600,000         0.15
           Exercisable, end of period                   1,760,000       0.15                880,000         0.15

           All stock options outstanding at the beginning of the period had an exercise price of $0.15. The range of exercise prices for stock options granted during the period was from nil to $0.86. The weighted average contractual life remaining on stock options outstanding as at March 31, 2000 was 8.71 years.

         Stock option plan

           Had compensation cost for the Corporation's stock-based compensation been determined based on the fair value at the grant dates consistent with SFAS 123, "Accounting for Stock-Based Compensation," the Company's pro-forma net loss would have been as follows:

                                                                                    March 31,        September 30,
                                                                                      2000               1999
                                                                                 ----------------------------------
                                                                                        $                  $
           Net loss
               As reported                                                          2,386,521             938,959
               Pro-forma                                                            2,473,390             938,959

           Weighted-average fair value of options granted                                0.13                   -

        The fair value of each option  calculated under SFAS 123 is estimated at the date of grant using the Black-Scholes  option pricing model with the following weighted average assumptions used for grants as follows:
                                                                                    March 31,        September 30,
                                                                                      2000               1999
                                                                                 ----------------------------------

        Dividend yield                                                                      -                   -
        Expected volatility                                                                 -                   -
        Risk-free interest rates                                                        6.46%               5.09%
        Expected life                                                                 5 years             5 years

10.     Income taxes

        As at March 31, 2000, the Company has net operating loss carry-forwards which may be applied against future taxable income of approximately $497,000 and $2,000,000 which will expire in 2006 and 2007 respectively.

        Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. As at March 31, 2000, the deferred income tax balance was comprised of the following:

                                                                                    March 31,        September 30,
                                                                                      2000               1999
                                                                                 ----------------------------------
                                                                                        $                  $
        Deferred tax assets
           Loss carry-forwards                                                        766,677             190,464
           Research and development expenditures
               carried forward                                                        329,079             235,637
           Less valuation adjustment                                                 (911,690)           (290,564)
------------------------------------------------------------------------------------------------------------------------------------
        Total deferred tax assets                                                     184,066             135,537
------------------------------------------------------------------------------------------------------------------------------------

        Deferred tax liabilities
           Depreciation of fixed assets                                                56,457              45,005
           Research and development tax credits                                       127,609              90,532
------------------------------------------------------------------------------------------------------------------------------------
        Total deferred tax liabilities                                                184,066             135,537
------------------------------------------------------------------------------------------------------------------------------------
        Net deferred tax assets                                                             -               -
------------------------------------------------------------------------------------------------------------------------------------


11.     Commitments
        As at March 31, 2000, commitments for space rental and other operating leases due in each of the next fiscal years are as follows:

                            $

2000                       65,355
2001                      121,656
2002                       95,168
2003                       34,800

        Rent expense amounted to $20,803 for the six-month period ended March 31, 2000 ($14,400 for the year-ended September 30, 1999).

12.      Supplemental cash flow information

                                                                                                      Cumulative
                                                                                                     period from
                                       Six-month                                 Six month         December 1, 1997
                                     Period ended          Year ended          Period ended       (date of inception)
                                       March 31,          September 30,          March 31,           to March 31,
                                         2000                 1999                 1999                  2000
------------------------------------------------------------------------------------------------------------------------------------
                                           $                    $                    $                     $
                                                                                (unaudited)
        Non-cash financing activities:
           Issuance of common
               stock in conversion
               of notes payable            400,000                    -                    -              400,000
        Issuance of common stock
           for deposit on share
           subscription                    150,000                    -                    -              150,000

        Cash paid (recovered) during the year for:
               Interest                     45,772               16,166                9,157               61,938
               Income taxes               (156,163)                   -                    -             (156,163)


13.     Subsequent events

        On May 9, 2000, the Company, its shareholders and VisualMed Clinical Systems Corp. ("VisualMed Corp."), formerly Cherry Tree Capital Corp., entered a series of agreements (the "transaction") whereby the shareholders of the Company will acquire control of VisualMed Corp. by way of a reverse acquisition. VisualMed Corp. is a non-operating shell corporation.

        The transaction involves a restructuring of the share capital of the Company whereby existing common shares have, effective May 9, 2000, been converted into exchangeable preferred shares (the "preferred shares") which shares are exchangeable into common shares of VisualMed Corp. Concurrently therewith, the Company issued 100 common shares to VisualMed Corp. for a nominal amount. The preferred shareholders will have a controlling interest in VisualMed Corp. upon completion of the transaction and following the exchange of their shares for common shares of VisualMed Corp. at the option of the holders, and, in a certain instances, at the option of VisualMed Corp., on the basis of 0.3 of a common share of VisualMed Corp. for each preferred share of the Company.

        Upon  completion  of the  transaction  and  exchange of the shares,  the shareholders of the Company will own approximately 85% of the outstanding common shares of VisualMed Corp. For accounting purposes, the acquisition will be treated as a recapitalization of the Company with the Company as the acquirer.

14.     Comparative figures

        Certain figures for the period ended September 30, 1999 have been reclassified in order to conform with the presentation adopted in the current period.



LEGAL MATTERS

         The validity of the issuance of the Shares will be passed upon us by Eric P. Littman, P.A. As of June 30, 2000, Mr. Littman was the owner of 300,000 shares of Common Stock.



REPORTS TO SECURITY HOLDERS

         After the effective date of this document, we will be subject to the reporting requirements of the Exchange Act and will file reports and other information with the Securities and Exchange Commission (the "SEC"). Our annual report will contain audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. Such reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street N.W., Washington, D.C., 20549.

         Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C., 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                     PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable for damages or for breach of any duty to our shareholders or us. Nevada law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by it of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table is an itemization of all expenses (subject to future contingencies), which the Company has incurred or expects to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. The
Company has agreed to pay all the costs and expenses of this offering. The Selling Security Holders will pay no offering expenses.


------------------------------- --------------------------------
 Expense                             Amount
                                     (In U.S. $)
------------------------------- --------------------------------
------------------------------- --------------------------------

SEC Registration Fee                      20,000
Legal Fees and Expenses*                 200,000
Accounting Fees and Expenses*            100,000
Miscellaneous*                            50,000
------------------------------- --------------------------------
------------------------------- --------------------------------

Total*                                   370,000
------------------------------- --------------------------------
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

         In addition to the shares being offered herein, the only other shares, which were issued and outstanding within the last three years, are:

(1)      The 10,000,000 shares currently held in trust by Richard Le Hir.

(2) Mr. Gerard Dab has previously been granted fixed options for 575,000 common shares of which 359,375 are vested and exercisable. None of the options have been exercised. Mr. Dab has conditional options that could lead to ownership of another 125,000 common shares of the Company if certain conditions are met.

(3) Dr. Arthur Gelston has previously been granted fixed options for 575,000 common shares of which 359,375 are vested and exercisable. None of the options have been exercised. Dr. Gelston has conditional options that could lead to ownership of another 125,000 common shares of the Company if certain conditions are met.

(4) Mr. Richard Le Hir has previously been granted fixed options for 420,000 common shares of which 210,000 are vested and exercisable. Mr. Le Hir has previously been granted fixed options for 125,000 common shares, all of which are vested and exercisable upon completion of this registration statement. None of the options have been exercised. Mr. Le Hir has conditional options that could lead to ownership of another 249,000 common shares of the Company if certain conditions are met.

(5) Mr. Joseph Mah has previously been granted fixed options for 125,000 common shares, all of which are vested and exercisable upon completion of this registration statement. None of the options have been exercised.

(6) Mr. Robert Cohen has previously been granted conditional options that could lead to ownership of 60,000 common shares of the Company if certain conditions are met.

(7) Mr. Barry Scharf has previously been granted fixed options for 125,000 common shares, all of which are vested and exercisable upon completion of this registration statement. None of the options have been exercised.

(8) Mr. Robert Chafetz has previously been granted fixed options for 396,000 common shares, all of which are vested and exercisable. None of the options have been exercised.

(9) Mr. Richard Blouin, a consultant with the Company, has previously been granted fixed options for 132,000 common shares, all of which are vested and exercisable. None of the options have been exercised.

EXHIBITS

Exhibit Number               Exhibit Description

3.1                          Articles of Incorporation

3.2                          By-laws

5                            Legal Opinion

9                            Voting Trust Agreement

10.1                         Employment Agreement of Dr. Arthur Gelston

10.2                         Employment Agreement of Robert Chafetz

10.3                         Employment Agreement of Barry Scharf

10.4                         Employment Agreement of Gerard Dab

10.5                         Employment Agreement of Joseph Mah

10.6                         Employment Agreement of Robert H. Cohen

10.7                         Employment Agreement of Richard Le Hir

10.8                         Option Agreements

23                           Consent of Expert

27                           Financial Data Schedule

UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

         a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         b.   Reflect   in   the   prospectus  any   facts   or  events,   which
              individually or together, represent a fundamental change in the information in the registration statement;

         c. Include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, to treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(5) In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on October 30, 2000.

                               VISUALMED Clinical Systems Corp.

                            /s/ Richard Le Hir
                          ------------------------------------------------------
                          By:   Richard Le Hir, Senior Vice President and C.E.O.
                          Date: October 30, 2000

         In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.


Name                                                Position                             Date


/s/ Gerard Dab                                                                           October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Gerard Dab                                      Chairman and Director

/s/ Arthur Gelston                                                                       October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Arthur Gelston                                  President and Director

/s. Linda McHarg                                                                         October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Linda McHarg                                    Director

/s/ Linda Snell                                                                          October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Linda Snell                                     Director

/s/ Richard Le Hir                                                                       October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Richard Le Hir                                  Senior  Vice  President,   C.E.O.
                                                    and Director

/s/ Richard Borenstein                                                                   October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Richard Borenstein                              Director

/s/ Caroline Singleton                                                                   October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Caroline Singleton                              Director

/s. Joseph Mah                                                                           October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Joseph Mah                                      Chief Financial Officer


/s/ Paul D. McNelis                                                                      October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Paul D. McNelis                                 Director

/s/ Louis J. Lombardo                                                                    October 30, 2000
-----------------------------------------                                                -----------------------------
-----------------------------------------                                                -----------------------------
    Louis J. Lombardo                               Director